--------------------------------------------------------------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K




                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                                  June 30, 2002
                Date of Report (Date of earliest event reported)


                          Commission File Number 1-6560




                            THE FAIRCHILD CORPORATION
             (Exact name of Registrant as specified in its charter)




            Delaware                                   34-0728587
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                45025 Aviation Drive, Suite 400, Dulles, VA 20166
                    (Address of principal executive offices)


                                 (703) 478-5800 (Registrant's telephone number,
              including area code)




--------------------------------------------------------------------------------

Item 5.    OTHER EVENTS

We have restated our previously issued financial statements to reflect, as discontinued operations, the disposition of our fastener business and our intention to sell APS. Because of the reclassification of the fastener business and APS as a discontinued operation, we are required to retroactively restate our financial statements for the years ended June 30, 2000 and June 30, 2001, which were previously audited by Arthur Andersen LLP. Since Arthur Andersen is no longer issuing audit opinions, our current auditors have completed a reaudit of our financial statements for the periods ended June 30, 2000 and June 30, 2001. Accordingly, we are filing our consolidated balance sheets as of June 30, 2002 and 2001 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years June 30, 2002, 2001 and 2000. We are also filing management's discussion and analysis of result of operations and financial condition for the same periods.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a) The following consolidated financial statements of the Company and the report of our independent auditors are set forth below.

                                                                           Page

     Report of Ernst & Young LLP, Independent Auditors                       3

     Consolidated Balance Sheets as of June 30, 2002 and 2001                4

     Consolidated Statements of Earnings for each of the
         Three Years Ended June 30, 2002, 2001, and 2000                     6

     Consolidated Statements of Stockholders' Equity for each
         of the Three Years Ended June 30, 2002, 2001, and 2000              8

     Consolidated Statements of Cash Flows for each of the
         Three Years Ended June 30, 2002, 2001, and 2000                     9

     Notes to Consolidated Financial Statements                              10

     Management's Discussion and Analysis of Results of
         Operations and Financial Condition                                  41

     Quantitative and Qualitative Disclosures about Market Risk              53

     Controls and Procedures                                                 54

(b) Pro Forma Financial Information.

     Not Applicable.

(c)  Exhibits

        *12.1 Certifications required by Section 302 of the Sarbanes-Oxley Act.

        *12.2 Certifications required by Section 906 of the Sarbanes-Oxley Act.

        *23.1 Consent of Independent Auditors


        *  Filed herewith.

                Report of Ernst & Young LLP, Independent Auditors



To the Board of Directors of The Fairchild Corporation:

We have audited the accompanying consolidated balance sheets of The Fairchild Corporation and subsidiaries (the "Company") as of June 30, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Fairchild Corporation and subsidiaries at June 30, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the consolidated financial statements, effective July 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets."

As discussed in Note 1 to the consolidated financial statements, effective July 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

                                                           /s/ Ernst & Young LLP



McLean, Virginia
March 28, 2003

                   THE FAIRCHILD CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                         ASSETS                                              June 30,          June 30,
                                                                                               2002              2001
                                                                                         -----------------------------------

CURRENT ASSETS:
Cash and cash equivalents                                                                        $  14,810        $  13,767
Short-term investments                                                                                 966            4,218
Accounts receivable-trade, less allowances of $2,577 and $1,895                                     12,232           17,025
Inventories:
   Finished goods                                                                                   20,382           25,015
   Work-in-process                                                                                   1,555              999
   Raw materials                                                                                     1,311            1,747
                                                                                         -----------------------------------
                                                                                                    23,248           27,761
Current assets of discontinued operations                                                          286,769          294,466
Prepaid expenses and other current assets                                                            3,891           10,906
                                                                                         -----------------------------------
Total Current Assets                                                                               341,916          368,143
                                                                                         -----------------------------------

Property, plant and equipment, net of accumulated
  depreciation of $22,228 and $14,770                                                              119,757          126,579
Net noncurrent assets held for sale                                                                  9,928           13,699
Noncurrent assets of discontinued operations                                                       384,145          518,683
Goodwill                                                                                            17,438           36,758
Investments and advances, affiliated companies                                                       3,261            2,813
Prepaid pension assets                                                                              64,693           65,249
Deferred loan costs                                                                                 10,925           12,916
Long-term investments                                                                                5,360            7,779
Notes receivable                                                                                    11,275            4,935
Deferred income tax assets                                                                          16,611                -
Other assets                                                                                         6,809            6,476
                                                                                         -----------------------------------
TOTAL ASSETS                                                                                     $ 992,118      $ 1,164,030
                                                                                         -----------------------------------














                 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   THE FAIRCHILD CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


LIABILITIES AND STOCKHOLDERS' EQUITY                                                         June 30,          June 30,
                                                                                               2002              2001
                                                                                         -----------------------------------
CURRENT LIABILITIES:
Bank notes payable and current maturities of long-term debt                                      $  53,879        $  26,528
Accounts payable                                                                                     9,456           11,916
Accrued liabilities:
    Salaries, wages and commissions                                                                  4,625           11,960
    Employee benefit plan costs                                                                      2,025            2,224
    Insurance                                                                                       10,465           10,527
    Interest                                                                                         6,365            6,517
    Other accrued liabilities                                                                       21,294           30,068
    Current deferred income taxes                                                                      702                -
Current liabilities of discontinued operations                                                      69,059           86,591
                                                                                         -----------------------------------
Total Current Liabilities                                                                          177,870          186,331
                                                                                         -----------------------------------

LONG-TERM LIABILITIES:
Long-term debt, less current maturities                                                            437,917          470,530
Fair value of interest rate contract                                                                10,989            6,422
Other long-term liabilities                                                                         13,569           15,628
Retiree health care liabilities                                                                     28,011           28,559
Noncurrent deferred income taxes                                                                         -           39,916
Noncurrent income taxes                                                                             53,791           27,072
Noncurrent liabilities of discontinued operations                                                   39,749           25,805
                                                                                         -----------------------------------
TOTAL LIABILITIES                                                                                  761,896          800,263
                                                                                         -----------------------------------

STOCKHOLDERS' EQUITY:
Class A common stock, $0.10 par value; 40,000 shares authorized,
  30,354 (30,342 in 2001) shares issued and 22,540 (22,528 in 2001);
  shares outstanding; entitled to one vote per share                                                 3,035            3,034
Class B common stock, $0.10 par value; 20,000 shares authorized,
  2,622 shares issued and outstanding; entitled to ten votes per share                                 262              262
Paid-in capital                                                                                    232,797          232,820
Treasury stock, at cost, 7,814 shares of Class A common stock                                     (76,532)         (76,563)
Retained earnings                                                                                   94,153          248,701
Notes due from stockholders                                                                        (1,831)          (1,767)
Cumulative other comprehensive income                                                             (21,662)         (42,720)
                                                                                         -----------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                         230,222          363,767
                                                                                         -----------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                       $ 992,118      $ 1,164,030
                                                                                         -----------------------------------






                 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   THE FAIRCHILD CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)


                                                                                   For the years ended June 30,
                                                                        ----------------------------------------------------
REVENUE:                                                                      2002             2001              2000
                                                                        ----------------------------------------------------
   Net sales                                                                  $   76,531        $   94,192       $  111,669
   Rental revenue                                                                  7,159             7,498            4,051
                                                                        ----------------------------------------------------
                                                                                  83,690           101,690          115,720
COSTS AND EXPENSES:
   Cost of goods sold                                                             61,059            72,030           85,478
   Cost of rental revenue                                                          4,917             4,622            2,507
   Selling, general & administrative                                              39,594            40,517           47,108
   Other (income) expense, net                                                   (4,293)           (4,181)          (9,292)
   Amortization of intangibles                                                         -             1,097            1,103
   Impairment charges                                                              3,435             4,750                -
                                                                        ----------------------------------------------------
                                                                                 104,712           118,835          126,904
OPERATING LOSS                                                                  (21,022)          (17,145)         (11,184)
 Interest expense                                                                 49,650            55,605           47,251
 Interest income                                                                 (4,304)           (1,684)          (4,673)
                                                                        ----------------------------------------------------
 Net interest expense                                                             45,346            53,921           42,578
 Investment income (loss)                                                          (992)             8,367            9,935
 Decrease in fair market value of interest rate contract                         (4,567)           (5,610)                -
 Nonrecurring gain                                                                     -                 -           28,625
                                                                        ----------------------------------------------------
 Loss from continuing operations before income taxes                            (71,927)          (68,309)         (15,202)
 Income tax benefit                                                               16,047            28,676           12,653
 Equity in earnings (loss) of affiliates, net                                      (138)               110            (346)
                                                                        ----------------------------------------------------
 Loss from continuing operations                                                 56,018)          (39,523)          (2,895)
 Earnings from discontinued operations, net                                       46,070            24,337           25,137
 Loss on disposal of discontinued operations, net                                      -                 -         (12,006)
 Cumulative effect of change in accounting for goodwill                        (144,600)                 -                -
                                                                        ----------------------------------------------------
 NET EARNINGS (LOSS)                                                        $  (154,548)       $  (15,186)        $  10,236
                                                                        ----------------------------------------------------

 Other comprehensive income (loss), net of tax:
 Foreign currency translation adjustments                                     $   21,621       $  (24,452)       $ (10,098)
 Unrealized holding changes on derivatives                                            63             (478)                -
 Unrealized periodic holding changes on securities                                 (626)           (1,028)          (3,961)
                                                                        ----------------------------------------------------
 Other comprehensive income (loss)                                                21,058          (25,958)         (14,059)
                                                                        ----------------------------------------------------
 COMPREHENSIVE INCOME (LOSS)                                                $  (133,490)       $  (41,144)       $  (3,823)
                                                                        ----------------------------------------------------







                 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   THE FAIRCHILD CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)




                                                                                   For the years ended June 30,
                                                                        ----------------------------------------------------
                                                                              2002             2001              2000
                                                                        ----------------------------------------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations                                              $    (2.23)       $    (1.57)       $   (0.12)
Earnings from discontinued operations, net                                          1.83              0.97             1.01
Loss on disposal of discontinued operations, net                                       -                 -           (0.48)
Cumulative effect of change in accounting for goodwill                            (5.75)                 -                -
                                                                        ----------------------------------------------------
NET EARNINGS (LOSS)                                                          $    (6.15)       $    (0.60)        $    0.41
                                                                        ----------------------------------------------------

 Other comprehensive income (loss), net of tax:
 Foreign currency translation adjustments                                    $      0.86       $    (0.97)       $   (0.40)
 Unrealized holding changes on derivatives                                             -            (0.02)                -
 Unrealized periodic holding changes on securities                                (0.02)            (0.04)           (0.16)
                                                                        ----------------------------------------------------
 Other comprehensive loss                                                           0.84            (1.03)           (0.56)
                                                                        ----------------------------------------------------
 COMPREHENSIVE INCOME (LOSS)                                                 $    (5.31)       $    (1.63)       $   (0.15)
                                                                        ----------------------------------------------------

Weighted average shares outstanding:
  Basic                                                                          25,155            25,122           24,954
                                                                        ----------------------------------------------------
  Diluted                                                                        25,155            25,122           24,954
                                                                        ----------------------------------------------------










                 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   THE FAIRCHILD CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In thousands, except share data)

                                                                                                             Cumulative
                                        Class A   Class B                                       Notes           Other
                                        Common     Common    Paid-in   Treasury   Retained     Due From     Comprehensive
                                         Stock     Stock     Capital    Stock     Earnings   Stockholders    Income (a)      Total
                                     -----------------------------------------------------------------------------------------------
Balance, July 1, 1999                   $2,975      $ 262    $229,038  $(74,102)   $253,651      $     -       $ (2,703)   $409,121

Net earnings                                 -          -           -          -     10,236            -               -     10,236
Cumulative translation adjustment            -          -           -          -          -            -        (10,098)   (10,098)
Stock issued for Special-T Fasteners
   acquisition (44,079 shares)               4          -         530          -          -            -               -        534
Proceeds received from stock options
  exercised  (314,126 shares)               22          -       1,321      (916)          -            -               -        427
Stock issued for Special-T restricted
  stock plan (14,969 shares)                 1          -         (1)          -          -            -               -          -
Cashless exercise of warrants                6          -         (6)          -          -            -               -          -
Purchase of treasury shares                  -          -           -      (488)          -            -               -      (488)
Compensation expense-stock options           -          -         308          -          -            -               -        308
Loans to stockholders'                       -          -           -          -          -      (1,867)               -    (1,867)
Net unrealized holding changes on
  available-for-sale securities              -          -           -          -          -            -         (3,961)    (3,961)
                                     -----------------------------------------------------------------------------------------------
Balance, June 30, 2000                   3,008        262     231,190   (75,506)    263,887      (1,867)        (16,762)    404,212
Net loss                                     -          -           -          -   (15,186)            -               -   (15,186)
Cumulative translation adjustmen             -          -           -          -          -            -        (24,452)   (24,452)
Proceeds received from stock
  options exercised (374,016 shares)        26          -     1,403      (1,057)          -            -               -        372
Compensation expense-stock options           -          -       227            -          -            -               -        227
Net change in stockholders' loans            -          -         -            -          -          100               -        100
Change in fair market value of
   interest rate contract                    -          -         -            -          -            -           (478)      (478)
Net unrealized holding changes on
  available-for-sale securities              -          -         -            -          -            -         (1,028)    (1,028)
                                     -----------------------------------------------------------------------------------------------
Balance, June 30, 2001                   3,034        262   232,820     (76,563)    248,701      (1,767)        (42,720)    363,767
Net loss                                     -          -         -            -  (154,548)            -               -  (154,548)
Cumulative translation adjustmen             -          -         -            -          -            -          21,621     21,621
Issuance of deferred
  Compensation unit                          1          -      (32)           31          -            -               -          -
Compensation expense-stock options           -          -         9            -          -            -               -          9
Net change in stockholders' loans            -          -         -            -          -         (64)               -       (64)
Change in fair market value of
   interest rate contract                    -          -         -            -          -            -              63         63
Net unrealized holding changes on
  available-for-sale securities              -          -         -            -          -            -           (626)      (626)
                                       ---------------------------------------------------------------------------------------------
Balance, June 30, 2002                 $ 3,035      $ 262  $232,797  $(76,532)    $94,153     $  (1,831)     $  (21,662)   $230,222
                                       ---------------------------------------------------------------------------------------------

 (a) - At June 30, 2002, cumulative other comprehensive income was comprised of $19,675 of foreign currency translation adjustments, $1,572 of unrealized holding losses on available-for-sale securities, and $415 of the remaining unamortized portion of the transitional fair market value of the interest rate contract.



                 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   THE FAIRCHILD CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                 For the years ended June 30,
                                                                                        --------------------------------------------
                                                                                              2002            2001           2000
                                                                                        --------------------------------------------
Cash flows from operating activities:
        Net earnings (loss)                                                               $ (154,548)     $ (15,186)       $  10,236
        Depreciation and amortization                                                           5,161          6,087           4,777
        Deferred loan fee amortization                                                          2,084          1,871           1,200
        Cumulative effect of change in accounting for goodwill                                144,600              -               -
        Net gain on the disposition of subsidiaries                                                 -              -        (28,625)
        Loss from impairments                                                                   3,435          4,750               -
        (Gain) loss on sale of property, plant, and equipment                                      45            386         (1,964)
        Equity in earnings (loss) of affiliates, net                                              138          (110)             346
        Paid-in kind interest income                                                            (653)              -               -
        Unrealized holding loss on interest rate contract                                       4,567          5,610               -
        Realized (gain) loss from sale and impairment of investments                            1,931        (8,861)         (8,628)
        Change in trading securities                                                            1,022            667           (578)
        Change in accounts receivable                                                           4,792          3,224            (48)
        Change in inventories                                                                   4,513          2,691         (2,436)
        Change in prepaid expenses and other current assets                                     7,146         33,461           4,542
        Change in other non-current assets                                                   (19,583)        (3,178)        (38,983)
        Change in accounts payable, accrued liabilities and other long-term liabilities       (5,221)      (104,062)           3,754
        Non-cash charges and working capital changes of discontinued operations                19,959         32,494        (14,896)
                                                                                        --------------------------------------------
        Net cash provided by (used for) operating activities                                   19,388       (40,156)        (71,303)
 Cash flows from investing activities:
        Purchase of property, plant and equipment                                             (2,450)        (3,832)        (20,836)
        Proceeds from sale of plant, property and equipment                                       315          1,543          12,693
        Proceeds received from available-for-sale investment securities, net                    1,755         28,460          15,701
        Equity investment in affiliates                                                         (524)            477         (2,489)
        Net proceeds received from divestiture of investment in affiliates                          -              -          46,886
        Net proceeds received from the sale of subsidiaries                                         -              -          61,906
        Net proceeds received from the sale of discontinued operations                              -              -           7,100
        Changes in net assets held for sale                                                     3,679          1,491           1,133
        Changes in notes receivable                                                           (5,817)          (170)               -
        Investing activities of discontinued operations                                       (6,590)        (9,736)        (26,445)
                                                                                        --------------------------------------------
        Net cash provided by (used for) investing activities                                  (9,632)         18,233          95,649
 Cash flows from financing activities:
        Proceeds from issuance of debt                                                        131,225        168,161         206,874
        Debt repayments                                                                     (140,825)      (153,416)       (246,260)
        Issuance of Class A common stock                                                            9            593             368
        Purchase of treasury stock                                                                  -              -           (488)
        Notes due from stockholders                                                              (64)            100         (1,867)
                                                                                        --------------------------------------------
        Net cash provided by (used for) financing activities                                  (9,655)         15,438        (41,373)
        Effect of exchange rate changes on cash                                                   942          (832)           (997)
                                                                                        --------------------------------------------
       Net change in cash and cash equivalents                                                  1,043        (7,317)        (18,024)
       Cash and cash equivalents, beginning of the year                                        13,767         21,084          39,108
                                                                                        --------------------------------------------
      Cash and cash equivalents, end of the year                                             $ 14,810       $ 13,767       $  21,084
                                                                                        --------------------------------------------

                 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   THE FAIRCHILD CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Restatements: We have restated our previously issued financial statements to reflect, as discontinued operations, the disposition of our fastener business and our intention to sell APS. Because of the reclassification of the fastener business and APS as a discontinued operation, we are required to retroactively restate our financial statements for the years ended June 30, 2000 and June 30, 2001, which were previously audited by Arthur Andersen LLP. Since Arthur Andersen is no longer issuing audit opinions, our current auditors have completed a reaudit of our financial statements for the periods ended June 30, 2000 and June 30, 2001. Our net earnings increased by $292 and $478 in fiscal 2002 and 2000, respectively, and decreased by $186 in fiscal 2001 from our previously reported results. We have restated our retained earnings at July 1, 1999, from the previously reported balance of $252,029 to $253,651. These differences reflect a change in our method of accounting for our inventory costing at two of our domestic manufacturing operations at our fastener business from the last-in, first-out ("LIFO") method, to the first-in, first-out ("FIFO") method.

     General: All references in the notes to the consolidated financial statements to the terms "we," "our," "us," the "Company" and "Fairchild" refer to The Fairchild Corporation and its subsidiaries.

     Corporate Structure: The Fairchild Corporation was incorporated in October 1969, under the laws of the State of Delaware. Effective April 8, 1999, we became the sole owner of Banner Aerospace, Inc. Fairchild Holding Corp. is our indirect 100% owned subsidiary. Fairchild Holding Corp. is the owner of Fairchild Aerostructures, Inc., and the indirect owner of 100% of Warthog Inc. Our principal operations are conducted through Banner Aerospace, Fairchild Aerostructures, and Warthog. Our financial statements present the results of our former fastener business, a small subsidiary being sold, known as APS, and our former technologies segment, as discontinued operations.

     Nature of Business Operations: Our business consists of three segments: aerospace distribution, aerospace manufacturing and real estate operations. Our aerospace distribution segment stocks and distributes a wide variety of aircraft parts to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operators and other aerospace companies worldwide. Our aerospace manufacturing segment primarily manufactures airframe components. Our real estate operations segment owns and leases a shopping center located in Farmingdale, New York, and owns and rents one property located in Southern California.

     Recent Developments: On December 3, 2002, we completed the sale of our fastener business to Alcoa Inc. for approximately $657 million in cash and the assumption of certain liabilities. The cash received from Alcoa is subject to a post-closing adjustment based upon the net working capital of the fastener business on December 3, 2002, compared with its net working capital as of March 31, 2002. We may also receive additional cash proceeds up to $12.5 million per year over the four-year period from 2003 to 2006, if the number of commercial aircraft delivered by Boeing and Airbus exceeds specified annual levels. (See
Note 15 for additional details).

    Fiscal Year: Our fiscal year ends June 30. All references herein to "2002", "2001", and "2000" mean the fiscal years ended June 30, 2002, 2001 and 2000, respectively.

     Consolidation Policy: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and include our accounts and all of the accounts of our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which ownership interests range from 20 to 50 percent are accounted for using the equity method.

     Revenue Recognition: Sales and related costs are recognized upon shipment of products and/or performance of services, when collection is probable. Sales and related cost of sales on long-term contracts are recognized as products are delivered and services performed, as determined by the percentage of completion method. Lease and rental revenue are recognized on a straight-line basis over the life of the lease. Shipping and handling amounts billed to customers are classified as revenues.

     Shipping and Handling Costs: Shipping and handling costs are expensed as incurred and included in cost of goods sold.

     Concentration of Credit Risk: Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, cash equivalents and trade receivables. We sell our products throughout the world to a large number of customers, primarily in the aerospace industry. To reduce credit risk, we perform ongoing credit evaluations of our customers' financial condition. We do not generally require collateral. We invest available cash in money market securities of financial institutions with high credit ratings.

     Cash Equivalents/Statements of Cash Flows: For purposes of the Statements of Cash Flows, we consider all highly liquid investments with original maturity dates of three months or less as cash equivalents. Cash is invested in short-term treasury bills and certificates of deposit. Total net cash disbursements (receipts) made by us for income taxes and interest were as follows:

                                                                2002         2001         2000
                                                            ---------------------------------------
          Interest                                               $45,755      $50,471      $54,535
          Income taxes                                               571          388     (15,076)

     Restricted Cash: On June 30, 2002 and 2001, we had restricted cash of $472 and $1,112, respectively, all of which is maintained as collateral for certain debt facilities and tenant deposits. Restricted cash is classified with short-term investments on our balance sheet.

     Investments: Management determines the appropriate classification of our investments at the time of acquisition and reevaluates such determination at each balance sheet date. Trading securities are carried at fair value, with unrealized holding gains and losses included in earnings. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments in equity securities and limited partnerships that do not have readily determinable fair values are stated at cost and are categorized as other investments. Realized gains and losses are determined using the specific identification method based on the trade date of a transaction. Interest on corporate obligations, as well as dividends on preferred stock, are accrued at the balance sheet date.

     Accounts Receivable: We provide an allowance for doubtful accounts equal to the estimated uncollectible amounts. Our estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that our estimate of allowance for doubtful accounts will change in the future. Changes in the allowance for doubtful accounts are as follows:

                                                                         For the years ended June 30,
                                                                  --------------------------------------------
                                                                       2002           2001          2000
                                                                  --------------------------------------------
          Beginning balance                                              $ 1,895        $ 2,406       $ 3,414
          Charges to cost and expenses                                     2,629            448         1,823
          Charges to other accounts (a)                                        3             14       (2,820)

          Amounts written off                                            (1,950)          (973)          (11)
                                                                  --------------------------------------------
          Ending balance                                                 $ 2,577        $ 1,895       $ 2,406
                                                                  --------------------------------------------

         (a) Represent recoveries of amounts written off in prior periods, offset by the allowance in doubtful accounts from a business sold in 2000.

     Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

     Properties and Depreciation: The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Our machinery and equipment is depreciated over 10 years. Depreciation is computed using the straight-line method for financial reporting purposes and accelerated depreciation methods for Federal income tax purposes. We own and operate a shopping center located in Farmingdale, New York, which is recorded at cost and includes financing costs, interest costs, and real estate taxes incurred during the original construction period. Ordinary repairs and maintenance are expensed as incurred and major replacements and improvements are capitalized. Building and improvements are depreciated on a straight-line basis over an estimated useful life of 30 years. Tenant improvements and costs incurred to prepare tenant space for occupancy are depreciated on a straight-line basis over the terms of the respective leases or the assets' remaining useful lives, whichever is shorter. Depreciation expense from continuing operations was $5,067, $4,851, and $3,674, in 2002, 2001, and 2000, respectively. Property, plant and equipment consisted of the following:


                                                                              June 30,       June 30,
                                                                                2002           2001
                                                                         -------------------------------
         Land                                                                 $  49,295       $  49,295
         Building and improvements                                               70,611          70,732
         Machinery and equipment                                                 14,689          13,862
         Transportation vehicles                                                    327             302
         Furniture and fixtures                                                   4,313           3,992
         Construction in progress                                                 2,750           3,166
                                                                         -------------------------------
         Property, plant and equipment, at cost                                 141,985         141,349
         Less: Accumulated depreciation                                          22,228          14,770
                                                                         -------------------------------
         Net property, plant and equipment                                    $ 119,757       $ 126,579
                                                                         -------------------------------

     Net Assets Held for Sale: Net assets held for sale are stated at the lower of cost or at estimated net realizable value, which considers anticipated sales proceeds. Interest is not allocated to net assets held for sale. Net assets held for sale at June 30, 2002 includes several parcels of real estate in our corporate segment. The real estate is located primarily throughout the continental United States, which we plan to sell, lease or develop, subject to the resolution of certain environmental matters and market conditions. Also included in net assets held for sale is a limited partnership interest in a landfill development partnership. The net assets of Fairchild Aerostructures, a small airframe manufacturing operation located in our aerospace manufacturing segment, were reclassified from net assets held for sale as a result of a potential sale of this business not being consummated.

     Amortization of Goodwill: On July 1, 2001, we adopted Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." Since the adoption of SFAS No. 142, goodwill and intangible assets deemed to have an indefinite life are not amortized. Instead of amortizing goodwill and intangible assets deemed to have an indefinite life, goodwill is tested for impairment annually, or immediately if conditions indicate that such an impairment could exist. All of our goodwill has been deemed to have an indefinite life and as a result of adopting SFAS No. 142, we ceased amortizing goodwill. Prior to the implementation of SFAS No. 142, we recognized amortization expense for goodwill of $1,097 and $1,113 from continuing operations in 2001 and 2000, respectively, and $11,409 and $11,471 from discontinued operations in 2001 and 2000, respectively. (See Note 3).

     Deferred Loan Costs: Costs incurred in connection with the issuance of debentures and credit facilities are deferred and amortized, using the effective interest method over the term of the agreements. Amortization expense of these loan costs was $2,084, $1,871, and $1,200, in 2002, 2001, and 2000,
respectively.

     Valuation of Long-Lived Assets: We review our long-lived assets for impairment, including property, plant and equipment, and identifiable intangibles with definite lives, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of our long-lived assets, we evaluate the probability that future undiscounted net cash flows will be greater than the carrying amount of our assets. Impairment is measured based on the difference between the carrying amount of our assets and their estimated fair value. An impairment charge of $3.4 million, and $4.8 million, was recorded in 2002 and 2001, respectively. The fiscal 2002 impairment charge included $3.0 million to write down the long-lived assets of a small airframe manufacturing operation at our aerospace manufacturing segment, and $0.4 million to write-off tenant improvements at our shopping center. The fiscal 2001 impairment charge included a write-off of approximately $2.3 million of improvements at our shopping center; and $2.4 million due to the closing of a small subsidiary at our aerospace distribution segment, of which $1.7 million represented the write-off of goodwill, and $0.4 million represented severance payments. Additionally, included as partial offset to earnings from discontinued operations in fiscal 2001, was an impairment charge of $1.1 million that was recognized to write-off leasehold improvements from the relocation of a domestic distribution facility of our fasteners business.

     Foreign Currency Translation: The financial position and operating results of our foreign operations are consolidated using the local currencies of the countries in which they are located as the functional currency. The balance sheet accounts are translated at exchange rates in effect at the end of the period, and income statement accounts are translated at average exchange rates during the period. The resulting translation gains and losses are included as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in our income statement in the period in which they occur.

     Research and Development: Company-sponsored research and development expenditures are expensed as incurred and were insignificant in 2002, 2001 and 2000.

     Capitalization of Interest and Taxes: We capitalized interest expense and property taxes relating to certain real estate property developed in Farmingdale, New York. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. Interest of $386 and $5,792 was capitalized in 2001 and 2000, respectively.

     Nonrecurring Gain: Nonrecurring gain of $28,625 in 2000 resulted from the disposition of two of our equity investments including Nacanco Paketleme, and the disposition of our Camloc Gas Springs division.

     Stock-Based Compensation: As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", we use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, for our stock-based employee compensation plans. The fair market disclosures that are required by SFAS No. 123 are included in Note 13.

     Fair Value of Financial Instruments: The carrying amount reported in the consolidated balance sheets approximates the fair value for our cash and cash equivalents, investments, specified hedging agreements, short-term borrowings, current maturities of long-term debt, and all other variable rate debt (including borrowings under our credit agreements). The fair value for our other fixed rate long-term debt is determined by the market value of recent trades or estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements. See Note 8. Fair values of our other off-balance-sheet instruments (letters of credit, commitments to extend credit, and lease guarantees) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing. These instruments are described in Note 9.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications: Certain amounts in our prior years' consolidated financial statements have been reclassified to conform to the 2002 presentation.

     Recently Issued Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations". This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of a long-lived asset, except for certain obligations of leases. This statement is effective for fiscal years beginning after June 15, 2002.

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which supersedes SFAS No. 121. Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 applies to long-lived assets to be held and used or to be disposed of, including assets under capital leases of lessees; assets subject to operating leases of lessors; and prepaid assets. SFAS 144 also expands the scope of a discontinued operation to include a component of an entity, and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for our fiscal year beginning on July 1, 2002. Accordingly, we have accounted for the sale of our fastener business as a discontinued operation as of December 3, 2002, the date of the sale.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002". SFAS No. 145 eliminates the requirement to report material gains or losses from debt extinguishments as an extraordinary item, net of tax, in an entity's statement of earnings. SFAS No. 145 requires instead that a gain or loss recognized from a debt extinguishment be classified as an extraordinary item only when the extinguishment meets the criteria of both "unusual in nature" and "infrequent in occurrence" as prescribed under Accounting Principles Bulletin No. 30, "Reporting the Result of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement is effective for our fiscal year beginning on July 1, 2002.

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard requires costs associated with exit or disposal activities to be recognized when they are incurred and applies prospectively to such activities initiated after December 31, 2002.

     On December 31, 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". Statement 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition to Statement 123's fair value method of accounting for stock-based employee compensation. Statement 148 also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies, of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share, in annual and interim financial statements. While the Statement does not amend Statement 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of Statement 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of Statement 123 or the intrinsic value method of Opinion 25. We are currently accounting for stock options using the intrinsic value method of Opinion 25. Under the intrinsic value method, compensation expense determined under the fair value method is not recognized in the income statement, but the effects are disclosed. Previous to Statement 148, the disclosure was required only in annual financial statements. Beginning with our fiscal 2003 third quarter 10-Q, the disclosures will also be required quarterly.

2. BUSINESS DIVESTITURES

     On December 1, 1999, we disposed of substantially all of the assets and certain liabilities of our Dallas Aerospace subsidiary, to United Technologies Inc. for approximately $57.0 million. No gain or loss was recognized from this transaction, as the proceeds received approximated the net carrying value of the assets. Approximately $37.0 million of the proceeds from this disposition were used to reduce our term indebtedness.

     On September 3, 1999, we completed the disposal of our Camloc Gas Springs division to a subsidiary of Arvin Industries Inc. for approximately $2.7 million. In addition, we received $2.4 million from Arvin Industries for a covenant not to compete. We recognized a $2.0 million nonrecurring gain from this disposition. We used the net proceeds from the disposition to reduce our indebtedness.

     On July 29, 1999, we sold our 31.9% interest in Nacanco Paketleme to American National Can Group, Inc. for approximately $48.2 million. In fiscal 2000, we recognized a $25.7 million nonrecurring gain from this divestiture. We also agreed to provide consulting services over a three-year period, at an annual fee of approximately $1.5 million. We used the net proceeds from the disposition to reduce our indebtedness.

     Please see Note 15 "Discontinued Operations", regarding other operations divested by us.

3.       GOODWILL

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Accounting for Business Combinations." This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and establishes specific criteria for the recognition of intangible assets separately from goodwill. We will follow the requirements of this statement for business acquisitions made after June 30, 2001. There were no acquisitions during 2002.

     Effective July 1, 2001, we adopted Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." This statement changes the accounting for goodwill by requiring that goodwill and intangible assets deemed to have an indefinite life not be amortized and that the amortization period of intangible assets with finite lives will no longer be limited to forty years. Instead of amortizing goodwill and intangible assets deemed to have an indefinite life, the statement requires a test for impairment to be performed annually, or immediately if conditions indicate that such an impairment could exist. The determination of impairment required by SFAS No. 142 is a two-step process. The first step compares the carrying value of a reporting unit to the fair value of a reporting unit with goodwill. If the fair value of the reporting unit is less than the carrying value, a second step is performed to determine the amount of goodwill impairment. The second step allocates the fair value of the reporting unit to the reporting unit's net assets other than goodwill. The excess of the fair value of the reporting unit over the amounts assigned to its net assets other than goodwill is considered the implied fair value of the reporting unit's goodwill. The implied fair value of the reporting unit's goodwill is then compared to the carrying value of its goodwill and any shortfall represents the amount of goodwill impairment. The fair market value of a reporting unit is determined by considering the market prices of comparable businesses and the present value of cash flow projections.

     In 2002, we recorded a goodwill impairment charge of $144.6 million from the implementation of SFAS No. 142, presented as a cumulative effect of change in accounting, as of the beginning of our fiscal year. Of this amount, $19.3 million relates to our Fairchild Aerostructures operating unit in our aerospace manufacturing segment, and $125.3 million relates to our fastener business sold to Alcoa on December 3, 2002. No tax effect was recognized on the change in accounting for goodwill. Instead of amortizing goodwill and intangible assets deemed to have an indefinite life, goodwill will be tested for impairment annually, or immediately if conditions indicate that such an impairment could exist. All of our goodwill has been deemed to have an indefinite life; and as a result of adopting SFAS No. 142, we ceased amortizing goodwill. Prior to the implementation of SFAS No. 142, we recognized amortization expense for goodwill of $12.5 million and $12.6 million, in 2001 and 2000, respectively. We have selected the first day of our fourth quarter as our annual impairment test date.

     The following table provides the comparable effects of adoption of SFAS No.
142 for 2002, 2001 and 2000, respectively:

                                                                   2002          2001          2000
                                                               ------------------------------------------
         Reported net income (loss)                              $ (154,548)    $ (15,186)      $ 10,236
         Add back: Goodwill amortization (a)                               -        12,506        12,574
                                                               ------------------------------------------
         Adjusted net income (loss)                              $ (154,548)     $ (2,680)      $ 22,810
                                                               ------------------------------------------
         Basic and Diluted income (loss) per share:
         Reported net income (loss)                                $  (6.15)      $ (0.60)       $  0.41
         Add back: Goodwill amortization                                   -          0.50          0.50
                                                               ------------------------------------------
         Adjusted net income (loss)                                $  (6.15)      $ (0.10)       $  0.91
                                                               ------------------------------------------

(a)      - Includes goodwill amortization expense from discontinued operations of $11,409 and $11,471 in 2001 and 2000, respectively.

     The changes in the carrying amount of goodwill for the year ended June 30, 2002, are as follows:

                                                                Aerospace       Aerospace      Discontinued
                                                               Distribution   Manufacturing      Operations        Total
                                                             -----------------------------------------------------------------
 Balance as of June 30, 2001                                        $ 17,438         $ 19,320       $ 382,391       $ 419,149
 Goodwill written off on adoption of SFAS No. 142                          -         (19,320)       (125,280)       (144,600)
                                                             -----------------------------------------------------------------
 Balance as of June 30, 2002                                        $ 17,438           $    -       $ 257,111        $274,549
                                                             -----------------------------------------------------------------

4. PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

     The following table sets forth the derivation of the unaudited pro forma results, representing the impact of our dispositions of Dallas Aerospace (December 1999), Camloc Gas Springs (September 1999), and the investment in Nacanco Paketleme (July 1999), as if these transactions had occurred on July 1, 1999. The pro forma information is based on the historical financial statements of these companies, giving effect to the aforementioned transactions. In preparing the pro forma data, certain assumptions and adjustments have not been made which affect interest expense and investment income from our revised debt structures. The pro forma financial information does not reflect nonrecurring income and gains from the disposal of discontinued operations that have occurred from these transactions. The unaudited pro forma information is not intended to be indicative of the future results of our operations or results that might have been achieved if these transactions had been in effect since July 1, 1999.

                                                                                                       2000
                                                                                                  ---------------
         Sales                                                                                           $89,235
         Operating income (loss)                                                                        (13,248)
         Loss from continuing operations                                                                (30,555)
         Basic and diluted loss from continuing operations, per share                                     (1.22)
         Net loss                                                                                        (9,170)
         Basic loss per share                                                                             (0.37)
         Diluted loss per share                                                                           (0.37)

5.       INVESTMENTS

     Investments at June 30, 2002 consist primarily of restricted cash and investments in common stock of public corporations, which are recorded at fair market value and classified as trading securities or available-for-sale securities. Other short-term investments and long-term investments do not have readily determinable fair values and consist primarily of investments in preferred and common shares of private companies and limited partnerships. A summary of investments held by us follows:

                                                                              June 30, 2002                 June 30, 2001
                                                                        --------------------------    --------------------------
                                                                         Aggregate                     Aggregate
                                                                            Fair         Cost             Fair         Cost
Short-term investments:                                                    Value        Basis            Value         Basis
                                                                        --------------------------    ---------------------------
     Money market and other cash funds - restricted                           $  472       $  472         $  1,112      $  1,112
     Trading securities - equity                                                 355          574            2,175         2,875
     Available-for-sale equity securities                                         84          200              876           912
     Other investments                                                            55           55               55            55
                                                                        --------------------------    ---------------------------
                                                                              $  966      $ 1,301         $  4,218      $  4,954
                                                                        --------------------------    ---------------------------
Long-term investments:
     Available-for-sale equity securities                                    $ 1,074      $ 3,329         $  2,204      $  3,622
     Other investments                                                         4,286        4,286            5,575         5,575
                                                                        --------------------------    ---------------------------
                                                                             $ 5,360      $ 7,615         $  7,779      $  9,197
                                                                        --------------------------    ---------------------------

     On June 30, 2002, we had gross unrealized holding losses from available-for-sale securities of $2,372. We use the specific identification method to determine the gross realized gains (losses) from sales of available-for-sale securities. Investment income (loss) is summarized as follows:

                                                                                             2002          2001         2000
                                                                                         ----------------------------------------
 Gross realized gain from sales of available-for-sale securities                                $   30     $ 10,732     $ 15,133
 Gross realized loss from sales of trading securities                                            (811)            -         (31)
 Change in unrealized holding gain (loss) from trading securities                                  486        (668)          578

 Gross realized loss from impairments                                                          (2,296)      (2,376)      (6,473)
 Dividend income                                                                                 1,599          679          728
                                                                                         ----------------------------------------
                                                                                              $  (992)      $ 8,367      $ 9,935
                                                                                         ----------------------------------------

6. INVESTMENTS AND ADVANCES, AFFILIATED COMPANIES

     Our share of equity in earnings (loss), net of tax, of unconsolidated affiliates for 2002, 2001 and 2000 was $(138), $110, and $(346), respectively. The carrying value of investments and advances, affiliated companies was $3,261 and $2,813 at June 30, 2002 and 2001, respectively.

     On June 30, 2002, approximately $(142) of our $94,153 consolidated retained earnings were from undistributed losses of 50 percent or less currently owned affiliates accounted for using the equity method.

7. NOTES RECEIVABLE

     At June 30, 2002, $5.6 million of promissory notes were due to us from an unaffiliated third party, which are included in notes receivable. The promissory notes earn $1.4 million of annual cash interest and were being accreted to a face value of $12.8 million through May 2006. The promissory notes are secured by $12.8 million face value of our outstanding 10.75% senior subordinated debentures due 2009 acquired by the third party. As a result of the sale of the fastener business on December 3, 2002, we redeemed for cash the debentures held by the third party, and the third party then satisfied its obligation under its promissory notes.

8. NOTES PAYABLE AND LONG-TERM DEBT

     At June 30, 2002 and 2001, notes payable and long-term debt consisted of the following:
                                                                                     June 30, 2002     June 30, 2001
                                                                                    -----------------------------------
          Short-term notes payable (weighted average interest rates of 3.79%                $ 18,974          $ 22,272
            and 4.75% in 2002 and 2001, respectively)                               -----------------------------------
          Bank credit agreements                                                           $ 240,200         $ 239,041
          103/4% Senior subordinated notes due 2009                                           225,000           225,000
          Industrial revenue bonds, variable rate interest from 7.2% to 8.5%                       -             1,500
          Capital lease obligations, interest from 4.7% to 13.9%                                 607               638
          Other notes payable, collateralized by property, plant and
            equipment, interest from 3.0% to 9.6%                                              7,015             8,607
                                                                                    -----------------------------------
                                                                                             472,822           474,786
          Less: Current maturities                                                          (34,905)           (4,256)
                                                                                    -----------------------------------
          Net long-term debt                                                               $ 437,917         $ 470,530
                                                                                    -----------------------------------

     Credit Agreements

     Prior to December 3, 2002, we maintained credit facilities with a consortium of banks, providing us with a term loan and revolving credit facilities. On June 30, 2002, the credit facilities with our senior lenders consisted of a $140,650 term loan and a $100,000 revolving loan with a $40,000 letter of credit sub-facility and a $15,000 swing loan sub-facility. Borrowings under the term loan generally bear interest at a rate of, at our option, either 2 1/4% over the Citibank N.A. base rate, or 3 1/4% over the LIBOR rate. Advances made under the revolving credit facilities generally bear interest at a rate of, at our option, either (i) 1 3/4% over the Citibank N.A. base rate, or (ii) 2 3/4% over the LIBOR rate. These interest rates are subject to change quarterly based upon our financial performance. The credit facilities are subject to a non-use commitment fee on the aggregate unused availability, of 1/2% if greater than half of the revolving loan is being utilized or 3/4% if less than half of the revolving loan is being utilized. Outstanding letters of credit are subject to fees equivalent to the revolving LIBOR rate margin. The revolving credit facilities and the term loan will mature on April 30, 2005 and April 30, 2006, respectively. The term loan is subject to mandatory prepayment requirements and optional prepayments. The revolving loan is subject to mandatory prepayment requirements and optional commitment reductions. All of the credit facilities under the credit agreement were paid in full on December 3, 2002.

     We were required under the credit agreement with our senior lenders, to comply with certain financial and non-financial loan covenants, including maintaining certain interest and fixed charge coverage ratios and maintaining certain indebtedness to EBITDA ratios at the end of each fiscal quarter. Additionally, the credit agreement restricted annual capital expenditures to $40 million during the life of the facility. For the year ended June 30, 2002, capital expenditures were $11.9 million. Except for assets of our subsidiaries that are not guarantors of the credit agreement, substantially all of our assets were pledged as collateral under the credit agreement. The credit agreement restricted the payment of dividends to our shareholders to an aggregate of the lesser of $0.01 per share or $0.4 million over the life of the agreement. At June 30, 2002, we were in compliance with the covenants under the credit agreement. On December 3, 2002, a portion of the proceeds received from the sale of our fastener business was used to repay all of the debt borrowed under the credit agreement.

     At June 30, 2002, we had borrowings outstanding of $68,800 under the revolving credit facilities and we had letters of credit outstanding of $17,959, which were supported by a sub-facility under the revolving credit facilities. At June 30, 2002, we had unused bank lines of credit aggregating $13,241, at interest rates slightly higher than the prime rate. We also had short-term lines of credit relating to foreign operations, aggregating $32,834, against which we owed $18,221 at June 30, 2002.

     On March 23, 2000, we entered into a $30,750 term loan agreement with Morgan Guaranty Trust Company of New York. The loan is secured by all of the developed rental property of the Fairchild Airport Plaza shopping center located in Farmingdale, New York, including tenant leases and mortgage escrows. Borrowings under this agreement will mature on April 1, 2003, and bear interest at the rate of LIBOR plus 3.1%. This loan was paid in full on February 1, 2003.

     Senior Subordinated Notes

     On April 20, 1999, we issued, at par value, $225,000 of 10 3/4% senior subordinated notes that mature on April 15, 2009. We pay interest on these notes semi-annually on April 15th and October 15th of each year. Except in the case of certain equity offerings by us, we cannot choose to redeem these notes until five years have passed from the issue date of the notes. At any one or more times after that date, we may choose to redeem some or all of the notes at certain specified prices, plus accrued and unpaid interest. Upon the occurrence of certain change of control events, each holder may require us to repurchase all or a portion of the notes at 101% of their principal amount, plus accrued and unpaid interest.

     The notes are our senior subordinated unsecured obligations. They rank senior to or equal in right of payment with any of our future subordinated indebtedness, and subordinated in right of payment to any of our existing and future senior indebtedness. The notes are effectively subordinated to indebtedness and other liabilities of our subsidiaries, which are not guarantors. Substantially all of our domestic subsidiaries guarantee the notes with unconditional guaranties of payment that will effectively rank below their senior debt, but will rank equal to their other subordinated debt, in right of payment.

     The indenture under which the notes were issued contains covenants that limit what we (and most or all of our subsidiaries) may do. The indenture contains covenants that limit our ability to: incur additional indebtedness; pay dividends on, redeem or repurchase our capital stock; make investments; sell assets; create certain liens; engage in certain transactions with affiliates; and consolidate, merge or sell all or substantially all of our assets or the assets of certain of our subsidiaries. In addition, we will be obligated to offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, in the event of certain asset sales. These restrictions and prohibitions are subject to a number of important qualifications and exceptions. On December 3, 2002, a portion of the proceeds received from the sale of our fastener business was used to repay all of the $225,000 of 10 3/4% senior subordinated notes.

     On June 30, 2002, the $225,000 face value of our outstanding 10 3/4% senior subordinated notes had a fair market value of $130,500.

     Debt Maturity Information

     The annual maturity of our bank notes payable and long-term debt obligations (exclusive of capital lease obligations) for each of the five years following June 30, 2002, are as follows: $53,529 for 2003; $2,948 for 2004;
$71,501 for 2005; $134,234 for 2006; and $1,343 for 2007.

9. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

       In fiscal 1998, we entered into a ten-year interest rate swap agreement to reduce our cash flow exposure to increases in interest rates on variable rate debt. The ten-year interest rate swap agreement provides us with interest rate protection on $100 million of variable rate debt, with interest being calculated based on a fixed LIBOR rate of 6.24% to February 17, 2003. On February 17, 2003, the bank did not exercise a one-time option to cancel the agreement, and the transaction will proceed, using a fixed LIBOR rate of 6.745% from February 17, 2003 to February 19, 2008.

     We adopted SFAS No. 133 on July 1, 2000. At adoption, we recorded, within other comprehensive income, a decrease of $0.5 million in the fair market value of our $100 million interest rate swap agreement. The $0.5 million decrease will be amortized over the remaining life of the interest rate swap agreement using the effective interest method. The offsetting interest rate swap liability is separately being reported as a "fair market value of interest rate contract" within other long-term liabilities. In the statement of earnings, we have recorded the net swap interest accrual as part of interest expense. Unrealized changes in the fair value of the swap are recorded on a separate line entitled "decrease in fair market value of interest rate contract."

     We did not elect to pursue hedge accounting for the interest rate swap agreement, which was executed to provide an economic hedge against cash flow variability on the floating rate note. When evaluating the impact of SFAS No. 133 on this hedge relationship, we assessed the key characteristics of the interest rate swap agreement and the note. Based on this assessment, we determined that the hedging relationship would not be highly effective. The ineffectiveness is caused by the existence of the embedded written call option in the interest rate swap agreement and the absence of a mirror option in the hedged item. As such, pursuant to SFAS No. 133, we designated the interest rate swap agreement in the no hedging designation category. Accordingly, we have recognized a non-cash decrease in fair market value of interest rate derivatives of $4.6 million and $5.6 million in 2002 and 2001, respectively, as a result of the fair market value adjustment for our interest rate swap agreement.

     The fair market value adjustment of these agreements will generally fluctuate based on the implied forward interest rate curve for the 3-month LIBOR. If the implied forward interest rate curve decreases, the fair market value of the interest hedge contract will increase and we will record an additional charge. If the implied forward interest rate curve increases, the fair market value of the interest hedge contract will decrease, and we will record income.

     In March 2000, we issued a floating rate note with a principal amount of $30,750. Embedded within the promissory note agreement is an interest rate cap. The embedded interest rate cap limits to 8.125%, the 1-month LIBOR interest rate that we must pay on the note. At execution of the promissory note, the strike rate of the embedded interest rate cap of 8.125% was above the 1-month LIBOR rate of 6.61%. Under SFAS 133, the embedded interest rate cap is considered to be clearly and closely related to the debt of the host contract and is not required to be separated and accounted for separately from the host contract. In fiscal 2001, we accounted for the hybrid contract, comprised of the variable rate note and the embedded interest rate cap, as a single debt instrument.

     We recognize interest expense under the provisions of the hedge agreements based on the fixed rate. We are exposed to credit loss in the event of non-performance by the lenders; however, such non-performance is not anticipated.

     The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, which include interest rate swaps. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

Expected Fiscal Year Maturity Date                               2003                               2008
                                                  ----------------------------------------------------------------------
   Type of Interest Rate Contracts                        Interest Rate Cap                  Variable to Fixed
   Variable to Fixed                                           $30,750                            $100,000
   Fixed LIBOR rate                                              N/A                                6.24% (a)
   LIBOR cap rate                                               8.125%                              N/A
   Weighted average forward LIBOR rate                          1.95%                              4.46%
   Fair Market Value at June 30, 2002                             $5                             $(10,989)

(a) - On February 17, 2003, the bank did not exercise a one-time option to cancel the agreement, and the transaction will proceed, using a fixed LIBOR rate of 6.745% from February 17, 2003 to February 19, 2008.

10. PENSIONS AND POSTRETIREMENT BENEFITS

     Pensions

     We have defined benefit pension plans covering most of our employees. Employees in our foreign subsidiaries may participate in local pension plans, for which our liability is in the aggregate insignificant. Our funding policy is to make the minimum annual contribution required by the Employee Retirement Income Security Act of 1974 or local statutory law.

     The changes in the pension plans' benefit obligations were as follows:





                                                                            2002          2001
                                                                        ---------------------------
         Projected benefit obligation at beginning of year                  $ 209,559    $ 199,021
         Service cost                                                           6,869        5,729
         Interest cost                                                         15,182       15,403
         Actuarial loss                                                           414        7,248
         Benefit payments                                                    (20,156)     (17,376)
         Curtailments                                                           (180)            -
         Special termination benefits                                             162            -
         Plan amendment                                                           486           71
         Plan wind-up                                                               -        (537)
                                                                        ---------------------------
         Projected benefit obligation at end of year                        $ 212,336    $ 209,559
                                                                        ---------------------------

 The changes in the fair values of the pension plans' assets were as follows:





                                                                            2002          2001
                                                                        ---------------------------
         Plan assets at beginning of year                                   $ 242,321    $ 247,768
         Actual return on plan assets                                           3,245       14,471
         Administrative expenses                                              (1,565)      (1,201)
         Benefit payments                                                    (20,156)     (17,376)
         Plan wind-up                                                               -      (1,341)
                                                                        ---------------------------
         Plan assets at end of year                                         $ 223,845    $ 242,321
                                                                        ---------------------------

     At June 30, 2002, one pension plan had an aggregate projected benefit obligation of $168,979. The aggregate fair value of the assets of this plan was $168,279, which exceeded the accumulated benefit obligation at June 30, 2002.

     The following table sets forth the funded status and amounts recognized in our consolidated balance sheets at June 30, 2002 and 2001, for the plans:

                                                                                     June 30, 2002 June 30, 2001
                                                                                     ----------------------------
         Plan assets in excess of projected benefit obligations                           $ 11,509      $ 32,762
         Unrecognized net loss                                                              50,153        29,392
         Unrecognized prior service cost                                                     3,031         3,095
                                                                                     ----------------------------
         Prepaid pension expense recognized in the balance sheet                          $ 64,693      $ 65,249
                                                                                     ----------------------------

     A summary of the components of total pension expense is as follows:





                                                                                    2002          2001         2000
                                                                                -----------------------------------------
         Service cost - benefits earned during the period                              $6,869      $ 5,729       $ 5,122
         Interest cost on projected benefit obligation                                 15,182       15,403        15,214
         Expected return on plan assets                                              (22,716)     (22,816)      (22,360)
         Amortization of net loss                                                       1,242           37         1,306
         Amortization of prior service cost                                               549          510           290
         Amortization of transition asset                                                   -          (9)          (37)
                                                                                -----------------------------------------
         Net periodic pension (income) expense                                        $ 1,126    $ (1,146)       $ (465)
                                                                                -----------------------------------------
         FAS 88 Charges:
         Special termination benefit charge                                               162            -             -
                                                                                -----------------------------------------
         Total net periodic pension cost                                              $ 1,288    $ (1,146)       $ (465)
                                                                                -----------------------------------------

    Weighted average assumptions used in accounting for the defined benefit pension plans as of June 30, 2002, 2001, and 2000 were as follows:

                                                                            2002          2001         2000
                                                                        -----------------------------------------
         Discount rate                                                     7.125%        7.25%         8.0%
         Expected rate of increase in salaries                              3.75%         4.0%         4.5%
         Expected long-term rate of return on plan assets                    9.0%         9.0%         9.0%

     Plan assets include an investment in 641,420 shares of our Class A common stock, valued at a fair market value of $2,020 and $4,496 at June 30, 2002 and 2001, respectively. Substantially all of the other plan assets are invested in listed stocks and bonds.

     Postretirement Health Care Benefits

     We provide health care benefits for most of our retired employees. Postretirement health care benefit expense from continuing operations totaled $177, $184, and $177 for 2002, 2001, and 2000, respectively. Our accrual was approximately $40,626 and $40,391 as of June 30, 2002 and 2001, respectively, for postretirement health care benefits related to discontinued operations. This represents the cumulative discounted value of the long-term obligation and includes benefit expense of $3,953, $3,612, and $3,484, for the years ended June 30, 2002, 2001 and 2000, respectively. Discontinued operations benefit expenses related to the fastener business was $1,338, $1,078, and $888, for the years ended June 30, 2002, 2001 and 2000, respectively.

    The changes in the accumulated postretirement benefit obligation of the plans were as follows:





                                                                                     2002           2001
                                                                                ------------------------------
         Accumulated postretirement benefit obligation at July 1,                      $ 47,315      $ 42,587
         Service cost                                                                        13            16
         Interest cost                                                                    3,264         3,315
         Plan participants' contributions                                                 1,084             -
         Plan amendments                                                                (2,544)             -
         Actuarial gains                                                                  4,886         6,218
         Benefit payments                                                               (5,446)       (4,821)
                                                                                ------------------------------
         Accumulated postretirement benefit obligation at June 30,                     $ 48,572      $ 47,315
                                                                                ------------------------------

     In fiscal 1998, we amended a former subsidiary's medical plan to increase the retirees' contribution rate to approximately 20% of the negotiated premium. Such plan amendment resulted in a $1,003 decrease to the accumulated postretirement benefit obligation and is being amortized as an unrecognized prior service credit over the average future lifetime of the respective retirees.

     The following table sets forth the funded status and amounts recognized in our consolidated balance sheets at June 30, 2002 and 2001, for the plans:

                                                                                     2002           2001
                                                                                ------------------------------
         Accumulated postretirement benefit obligation                                 $ 48,572      $ 47,315
         Unrecognized prior service credit                                                3,203           728
         Unrecognized net loss                                                         (19,584)      (15,620)
                                                                                ------------------------------
         Accrued postretirement benefit liability                                      $ 32,191      $ 32,423
                                                                                ------------------------------

     The accumulated postretirement benefit obligation was determined using a discount rate of 7.125% at June 30, 2002, and 7.25% at June 30, 2001. The effect of such change resulted in an increase to the accumulated postretirement benefit obligation in fiscal 2002. For measurement purposes, a 10.0% annual rate of increase in the per capita claims cost of covered health care benefits was assumed for fiscal 2002. The rate was assumed to decrease to 5.00% in fiscal 2003, and remain at that level thereafter.

     A summary of the components of total postretirement expense is as follows:

                                                                                    2002         2001         2000
                                                                                ----------------------------------------
         Service cost - benefits earned during the period                              $  13        $  16         $  14
         Interest cost on accumulated postretirement benefit obligation                3,264        3,315         3,133
         Amortization of prior service credit                                           (69)         (69)          (69)
         Amortization of net loss                                                        922          534           583
                                                                                ----------------------------------------
         Net periodic postretirement benefit cost                                    $ 4,130      $ 3,796       $ 3,661
                                                                                ----------------------------------------


     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage-point change in assumed health care cost trend rates would have the following effects as of and for the fiscal year ended June 30, 2002:

                                                                                        One Percentage-Point
                                                                                     Increase           Decrease
                                                                                  ----------------------------------
         Effect on service and interest components of net periodic cost                   $  112           $  (103)
         Effect on accumulated postretirement benefit obligation                           1,597            (1,434)

11. INCOME TAXES

     Significant components of the provision (benefit) for income taxes attributable to our continuing operations are as follows:

                                                         2002           2001           2000
                                                    ---------------------------------------------
 Current:
     Federal                                            $ (14,010)     $ (27,784)     $ (23,721)
     State                                                     230            311            399
     Foreign                                                   385             92            215
                                                    ---------------------------------------------
     Total current                                      $ (13,395)     $ (27,381)     $ (23,107)
 Deferred:
     Federal                                            $  (2,039)      $ (1,978)       $  9,327
     State                                                   (613)            683          1,127
                                                    ---------------------------------------------
     Total deferred                                     $  (2,652)      $ (1,295)      $  10,454
                                                    ---------------------------------------------
Total tax provision (benefit)                           $ (16,047)      $(28,676)     $ (12,653)
                                                    ---------------------------------------------

     The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rate of 35% to the actual provision for income taxes in fiscal 2002, 2001, and 2000, is as follows:

                                                                   2002           2001            2000
                                                              ----------------------------------------------
 Tax at United States statutory rates                             $ (25,175)      $ (23,908)      $ (5,321)
 State income taxes, net of federal tax benefit                        (464)             884          1,387
 Nondeductible acquisition valuation items                                 -             226          2,589
 Tax on foreign earnings                                             (2,289)         (1,671)        (2,282)
 Difference between book and tax basis of assets
   acquired and liabilities assumed                                        -               -        (1,491)
 Revision of estimate for tax accruals, net of deferred
   tax asset valuation allowance                                      12,796         (3,500)        (7,800)
 Extraterritorial income exclusion                                     (265)               -              -
 Other, net                                                            (650)           (707)            265
                                                              ----------------------------------------------
 Net tax provision (benefit)                                      $ (16,047)      $ (28,676)     $ (12,653)
                                                              ----------------------------------------------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of our deferred tax assets and liabilities as of June 30, 2002 and June 30, 2001 are as follows:

                                                                                             June 30,          June 30,
                                                                                               2002              2001
                                                                                         -----------------------------------
Deferred tax assets:
  Accrued expenses                                                                               $   4,976          $ 5,816
  Asset basis differences                                                                              215            8,207
  Inventory                                                                                          5,416            8,942
  Employee compensation and benefits                                                                 2,405            6,702
  Environmental reserves                                                                             3,386            4,765
  Postretirement benefits                                                                           13,067           11,913
  Net operating loss, capital loss and credit carryforwards                                        110,595           83,799
  Other                                                                                              6,596            1,042
                                                                                         -----------------------------------
  Total deferred tax assets                                                                      $ 146,656        $ 131,186
  Less:  Valuation allowance                                                                     (110,595)         (83,798)
                                                                                         -----------------------------------
  Net deferred tax assets                                                                        $  36,061         $ 47,388
                                                                                         -----------------------------------
Deferred tax liabilities:
 Asset basis differences                                                                          $  (711)         (61,154)
 Pensions                                                                                         (19,442)         (20,957)
                                                                                         -----------------------------------
 Total deferred tax liabilities                                                                 $ (20,153)       $ (82,111)
                                                                                         -----------------------------------
 Net deferred tax assets (liabilities)                                                           $  15,908       $ (34,723)
                                                                                         -----------------------------------

     In assessing the realizability of deferred tax assets, we consider whether it is more likely than not, that some portion or all of the deferred tax assets will not be realized. The above asset basis differences represent timing differences primarily related to fixed assets and investments. The timing differences to fixed assets are due to depreciation being computed using the straight-line method for financial reporting purposes and accelerated depreciation methods for tax purposes. The timing differences to investments result from the mark-to-market method required for financial reporting purposes and original cost being used for tax purposes. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

     At June 30, 2002, we have a $3,196 unused alternative minimum tax credit carryforward that does not expire and $282,547 of federal operating loss carryforwards expiring as follows: $26,204 in 2010; $1,509 in 2012; $40,604 in 2013; $56,566 in 2019; $60,868 in 2020; $53,671 in 2021; and $43,125 in 2022. On
June 30, 2001 and June 30, 2000, our federal operating loss carryforwards were $239,421 and $185,751, respectively.

     The amounts included in the balance sheet are as follows:

                                                         June 30,      June 30,
                                                          2002          2001
                                                      ----------------------------
 Prepaid expenses and other current assets:
   Current deferred                                           $   -       $ 5,195
                                                      ----------------------------
 Noncurrent deferred tax assets                            $ 16,611         $   -
                                                      ----------------------------
 Current liabilities:
    Deferred income taxes                                    $  702         $   -
                                                      ----------------------------
 Noncurrent income tax liabilities:
   Noncurrent deferred                                        $   -       $39,916
   Other noncurrent                                          53,791        27,072
                                                      ----------------------------
                                                           $ 53,791       $66,988
                                                      ----------------------------

     As of June 30, 2002, we have recorded $53,791 of noncurrent income tax liabilities, which includes additional tax and interest we may be required to pay if our tax positions are not sustained with respect to the sale of several businesses, and repayment with property, of debt under a bank credit agreement in which both we and our subsidiaries were liable, is not treated as tax free under Section 361 of the Internal revenue Code of 1986, as amended.

     We maintain a very complex structure in the United States and overseas, particularly due to the large number of acquisitions and dispositions that have occurred along with other tax planning strategies. The noncurrent income tax liability is after utilization of available net operating losses and is attributable to permanent differences between the financial statement carrying amounts of assets and liabilities which we have sold in prior years and their respective tax bases. Our management performs a comprehensive review of its worldwide tax positions on an annual basis. Based on outcomes in recent years, as a result of discussions and resolutions of matters with the tax authorities and the closure of tax years subject to tax audit, we have revised our tax accruals, net of valuation allowances, by $12,796, $3,500, and $7,800, in 2002, 2001, and 2000, respectively.

     At June 30, 2002, we have $282,547 of federal income tax loss carryforwards expiring 2010 through 2022, and $3,196 of unused alternative minimum tax credit carryforward that does not expire. These federal income tax loss carryforwards may be reduced by adjustments during the income tax audits of 1995 through 2002, which have not commenced. As the periods of assessment for 1995 to 1998 have expired, additional tax may be collected from us only for 1999 to 2002. Nonetheless, the tax losses of $68,317 arising in 1995, 1997, and 1998 may still be reduced for determining the proper amount of net operating loss available to be carried forward to years after 1998. The gain we reported between 1995 to 2002, for federal income tax, may be significantly increased if our tax positions are not sustained with respect to the sales of several businesses; and the repayment with property, of debt under a bank credit agreement in which both we and our subsidiaries were liable, is not treated as tax free under Section 361 of the Internal Revenue Code of 1986, as amended. If all of these adjustments were made for 1995 to 2002, the federal income tax loss carryforwards would be substantially reduced, and we may be required to pay additional tax and interest of up to $54 million, which has already been provided. The amount of additional tax and interest to be paid by the Company depends on the amount of income tax audit adjustments, which are made and sustained for 1995 to 2002. These adjustments, if any, would be made at a future date, which is presently uncertain, and therefore we cannot predict the timing of cash outflows. To the extent a favorable final determination of the recorded tax liabilities occurs, appropriate adjustments will be made to decrease the recorded tax liability in the year such favorable determination will occur. It is presently uncertain when a final determination will occur since no Internal Revenue Service audits of 1995 to 2002 have commenced.

     Domestic income taxes, less available credits, are provided on the unremitted income of foreign subsidiaries and affiliated companies, to the extent we intend to repatriate such earnings. No domestic income taxes or foreign withholding taxes are provided on the undistributed earnings of foreign subsidiaries and affiliates, which are considered permanently invested, or which would be offset by allowable foreign tax credits. As of June 30, 2002, the cumulative unremitted income of those foreign subsidiaries and affiliates for which deferred taxes have not been provided was $80,366, $79,961 related to Discontinued Operations and $405 related to Continuing Operations.

     In the opinion of our management, adequate provision has been made for all income taxes and interest; and any liability that may arise for prior periods will not have a material effect on our financial condition or our results of operations.

12. EQUITY SECURITIES

     We had 22,540,021 shares of Class A common stock and 2,621,502 shares of Class B common stock outstanding at June 30, 2002. Class A common stock is listed on the New York Stock Exchange under the ticker symbol of "FA". There is no public market for the Class B common stock. The shares of Class A common stock are entitled to one vote per share and cannot be exchanged for shares of Class B common stock. The shares of Class B common stock are entitled to ten votes per share and can be exchanged, at any time, for shares of Class A common stock on a share-for-share basis. For the year ended June 30, 2002, we issued 12,220 shares of Class A common stock as a result of the pay out of 12,220 deferred compensation units pursuant to our stock option deferral plan. During fiscal 2002, stock warrants entitled to purchase 400,000 shares of our common stock expired.

13. STOCK OPTIONS

     Stock Options

     We are authorized to issue 5,141,000 shares of our Class A common stock upon the exercise of stock options issued under our 1986 non-qualified and incentive stock option plan. The purpose of the 1986 stock option plan is to encourage continued employment and ownership of Class A common stock by our officers and key employees, and to provide additional incentive to promote success. The 1986 stock option plan authorizes the granting of options at not less than the market value of the common stock at the time of the grant. The option price is payable in cash or, with the approval of our compensation and stock option committee of the Board of Directors, in "mature" shares of common stock, valued at fair market value at the time of exercise. The options normally vest by twenty-five percent at the end of each of the first four years and terminate five years from the date of grant, or for a stipulated period of time after an employee's death or termination of employment. The 1986 plan expires on April 9, 2006; however, all stock options outstanding as of April 9, 2006 shall continue to be exercisable pursuant to their terms.

     We are authorized to issue 250,000 shares of our Class A common stock upon the exercise of stock options issued under the ten-year 1996 non-employee directors stock option plan. The 1996 non-employee directors stock option plan authorizes the granting of options at the market value of the common stock on the date of grant. An initial stock option grant for 30,000 shares of Class A common stock is made to each person who becomes a new non-employee Director, with the options vesting 25% each year from the date of grant. On the date of each annual meeting, each person elected as a non-employee Director will be granted an option for 1,000 shares of Class A common stock that vest immediately. The exercise price is payable in cash or, with the approval of our compensation and stock option committee, in shares of Class A or Class B common stock, valued at fair market value at the date of exercise. All options issued under the 1996 non-employee directors stock option plan will terminate five years from the date of grant or a stipulated period of time after a non-employee Director ceases to be a member of the Board. The 1996 non-employee directors stock option plan is designed to maintain our ability to attract and retain highly qualified and competent persons to serve as our outside directors.

     At the Annual Shareholders meeting held in November 2001, the shareholders approved the 2001 non-employee directors stock option plan, pursuant to which non-employee directors were issued stock options for 86,942 shares, in the aggregate, immediately after the 2001 Annual Meeting.

     At the Annual Shareholders meeting held in November 2000, the shareholders approved the 2000 non-employee directors stock option plan, pursuant to which each non-employee director was issued stock options for 7,500 shares (52,500 shares in the aggregate) immediately after the 2000 Annual Meeting.

     Upon our April 8, 1999 merger with Banner Aerospace, all of Banner Aerospace's stock options then issued and outstanding were converted into the right to receive 870,315 shares of our common stock.

    A summary of stock option transactions under our stock option plans is presented in the following tables:

                                                                            Weighted
                                                                            Average
                                                                            Exercise
                                                           Shares            Price
                                                      -----------------------------------
         Outstanding at June 30, 1999                         2,786,563          $ 11.05
             Granted                                            200,500             8.89
             Exercised                                        (329,126)             3.98
             Expired                                           (88,216)             6.79
             Forfeited                                        (103,150)            14.53
                                                      -----------------------------------
         Outstanding at June 30, 2000                         2,466,571            11.82
             Granted                                            353,906             6.38
             Exercised                                        (374,016)             3.67
             Expired                                          (222,719)             8.06
             Forfeited                                        (300,400)            17.53
                                                      -----------------------------------
         Outstanding at June 30, 2001                         1,923,342            11.92
             Granted                                            563,764             2.98
             Expired                                          (350,119)            14.50
             Forfeited                                         (19,565)             7.79
                                                      -----------------------------------
         Outstanding at June 30, 2002                         2,117,422           $ 9.18
                                                      -----------------------------------
         Exercisable at June 30, 2000                         1,793,459          $ 10.57
         Exercisable at June 30, 2001                         1,291,911          $ 12.97
         Exercisable at June 30, 2002                         1,174,329          $ 12.46

     A summary of options outstanding at June 30, 2002 is presented as follows:

                                                  Options Outstanding                             Options Exercisable
                                 ------------------------------------------------------    ----------------------------------
                                                        Weighted           Average                               Weighted
                                                        Average           Remaining                              Average
              Range of                Number            Exercise          Contract             Number            Exercise
           Exercise Prices         Outstanding           Price              Life            Exercisable           Price
         --------------------    ------------------------------------------------------    ----------------------------------
         $2.35 - $3.10                    561,764             $2.97          4.3 years              7,000              $2.35
         $6.00 - $8.63                    576,260              6.39          2.2 years            300,956               6.34
         $8.72 - $13.48                   434,853              9.45          1.7 years            379,853               9.41
         $13.62 - $16.25                  344,545             14.61          1.8 years            286,520              14.64
         $18.56 - $25.07                  200,000             24.70          0.2 years            200,000              24.70
         --------------------    ------------------------------------------------------    ----------------------------------
         $2.35 - $25.07                 2,117,422             $9.18          2.4 years          1,174,329             $12.46
         --------------------    ------------------------------------------------------    ----------------------------------

     The weighted average grant date fair value of options granted during 2002, 2001, and 2000 was $1.62, $3.13, and $4.16, respectively. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following significant assumptions were made in estimating fair value:

                                                             2002                2001               2000
                                                      ----------------------------------------------------------
Risk-free interest rate                                   3.6% - 4.7%         5.3% - 6.3%        5.9% - 6.8%
Expected life in years                                       4.75                4.31               4.66
Expected volatility                                        53% - 65%           52% - 53%          45% - 47%
Expected dividends                                           None                None               None

     We recognized compensation expense of $9 and $13 from stock options issued to consultants in 2002 and 2001, respectively. We are applying APB Opinion No. 25 in accounting for our stock option plans. Accordingly, no compensation cost has been recognized for the granting of stock options to our employees in 2002, 2001 or 2000. If stock options granted in 2002, 2001 and 2000 were accounted for based on their fair value as determined under SFAS 123, pro forma earnings would be as follows:

                                                               2002           2001            2000
                                                          ----------------------------------------------
Net earnings (loss):
    As reported                                              $ (154,548)      $ (15,186)       $ 10,236
    Pro forma                                                  (156,484)        (17,109)          8,574
Basic and diluted earnings (loss) per share:
    As reported                                                 $ (6.15)        $ (0.60)        $  0.41
    Pro forma                                                     (6.22)          (0.68)           0.34

     The pro forma effects of applying SFAS 123 are not representative of the effects on reported net earnings for future years. The effect of SFAS 123 is not applicable to awards made prior to 1996. Additional awards are expected in future years.

     Stock Option Deferral Plan

     On November 17, 1998, our shareholders approved a stock option deferral plan. Pursuant to the stock option deferral plan, certain officers may, at their election, defer payment of the "compensation" they receive in a particular year or years from the exercise of stock options. "Compensation" means the excess value of a stock option, determined by the difference between the fair market value of shares issueable upon exercise of a stock option, and the option price payable upon exercise of the stock option. An officer's deferred compensation is payable in the form of "deferred compensation units," representing the number of shares of common stock that the officer is entitled to receive upon expiration of the deferral period. The number of deferred compensation units issueable to an officer is determined by dividing the amount of the deferred compensation by the fair market value of our stock as of the date of deferral.

     Shares Available for Future Issuance

     The following table reflects a summary of the shares that could be issued under our stock option and stock deferral plans at June 30, 2002:

                                                               1996        2000        2001                    Stock
                                                  1986      Directors    Directors   Directors     Banner    Deferral
Securities to be issued upon:                     Plan         Plan        Plan        Plan         Plan       Plan        Total
                                               -------------------------------------------------------------------------------------
Exercise of outstanding options                  1,303,328       62,000      52,500      86,942      612,652         -     2,117,422
Weighted average option exercise price             $  9.66       $ 9.19      $ 6.00      $ 2.35       $ 9.39       N/A       $  9.18
Options available for future grants                181,859      188,000           -           -            -         -       369,859
Issuance of deferred compensation units                  -            -           -           -            -   286,896       286,896
                                               -------------------------------------------------------------------------------------
Shares available for future issuance             1,485,187      250,000      52,500      86,942      612,652   286,896     2,774,177
                                               -------------------------------------------------------------------------------------

14. EARNINGS PER SHARE

The following table illustrates the computation of basic and diluted earnings
(loss) per share:

                                                                             2002           2001            2000
                                                                        ----------------------------------------------
Basic earnings per share:
Earnings (loss) from continuing operations                                  $ (56,018)      $ (39,523)     $  (2,895)
                                                                        ----------------------------------------------
Weighted average common shares outstanding                                      25,155          25,122         24,954
                                                                        ----------------------------------------------
Basic earnings per share:
Basic earnings (loss) from continuing operations per share                   $  (2.23)       $  (1.57)      $  (0.12)
                                                                        ----------------------------------------------
Diluted earnings per share:
Earnings (loss) from continuing operations                                  $ (56,018)      $ (39,523)     $  (2,895)
                                                                        ----------------------------------------------
Weighted average common shares outstanding                                      25,155          25,122         24,954
Diluted effect of options                                                 antidilutive    antidilutive   antidilutive
Diluted effect of warrants                                                antidilutive    antidilutive   antidilutive
                                                                        ----------------------------------------------
Total shares outstanding                                                        25,155          25,122         24,954
                                                                        ----------------------------------------------
Diluted earnings (loss) from continuing operations per share                 $  (2.23)       $  (1.57)      $  (0.12)
                                                                        ----------------------------------------------

     The computation of diluted loss from continuing operations per share for 2002, 2001 and 2000 excluded the effect of incremental common shares attributable to the potential exercise of common stock options outstanding and warrants outstanding, because their effect was antidilutive.

15. DISCONTINUED OPERATIONS

     Fastener Business

     On December 3, 2002, we completed the sale of our fastener business to Alcoa Inc. for approximately $657 million in cash and the assumption of certain liabilities. The cash received from Alcoa is subject to a post-closing adjustment based upon the net working capital of the fastener business on December 3, 2002, compared with its net working capital as of March 31, 2002. We may also receive additional cash proceeds up to $12.5 million per year over the four-year period from 2003 to 2006, if the number of commercial aircraft delivered by Boeing and Airbus exceeds specified annual levels.

     In connection with the sale, we have deposited with an escrow agent $25 million to secure indemnification obligations we may have to Alcoa. The escrow period is five years, but funds may be held longer if claims are asserted and unresolved. In addition, for a period of five years after the closing, we are required to maintain our corporate existence, take no action to cause our own liquidation or dissolution, and take no action to declare or pay any dividends on our common stock.

     The sale of the fastener business has reduced our dependence upon the aerospace industry. Additionally, the sale has allowed us to eliminate substantially all of our debt. We used a portion of the proceeds from the sale to repay our bank debt and to acquire by tender all of our outstanding $225 million 10.75% senior subordinated notes due in April 2009, leaving us with only a $30.8 million non-recourse term loan on our shopping center and $3.7 million of debt at Fairchild Aerostructures. On February 3, 2003, we paid off the $30.8 million non-recourse term loan. We plan to use the remaining proceeds from the sale to fund acquisition opportunities.

     APS

     In February 2003, our Board of Directors adopted a formal plan for the sale of APS, a small operation in our aerospace manufacturing segment, which has been unprofitable. Based on our formal plan, APS is available for sale immediately, and we believe that it is probable that we can consummate a sale of APS by December 2003. Accordingly, the results of APS are being reported as a discontinued operation.

     The results of the fastener business and APS are recorded as earnings from discontinued operations, the components of which are as follows:

                                                                                    2002          2001          2000
                                                                                ------------------------------------------
            Net sales                                                               $ 547,562     $ 528,620     $ 523,692
            Cost of goods sold                                                        410,724       394,638       385,750
                                                                                ------------------------------------------
            Gross margin                                                              136,838       133,982       137,942

            Selling, general & administrative expense                                  88,748        95,998       103,804
            Other (income) expense, net                                                 (254)         (156)       (1,085)
                                                                                ------------------------------------------
          Operating income                                                             48,344        38,140        35,223
          Net interest expense                                                          1,409         1,796         1,514
                                                                                ------------------------------------------
          Earnings from discontinued operations before income taxes                    46,935        36,344        33,709
          Income tax provision                                                          (865)      (12,007)       (8,572)
                                                                                ------------------------------------------
          Net earnings from discontinued operations                                  $ 46,070      $ 24,337      $ 25,137
                                                                                ------------------------------------------

     The assets and liabilities of the fastener business and APS were reported as assets and liabilities discontinued operations at June 30, 2002 and June 30, 2001, and were as follows:

                                                                            June 30,    June 30,
                                                                              2002        2001
                                                                           ------------------------
                   Current assets of discontinued operations:
                     Short-term investments                                     $   87      $   72
                     Accounts receivable                                        98,977     103,138
                     Inventories                                               164,297     164,415
                     Deferred taxes                                             11,723       7,036
                     Prepaid and other current assets                           11,685      19,805
                                                                           ------------------------
                                                                              $286,769   $ 294,466
                                                                           ------------------------

                   Noncurrent assets of discontinued operations:
                     Property, plant and equipment                           $ 304,044   $ 281,261
                     Accumulated depreciation                                (178,318)   (145,405)
                     Goodwill                                                  257,111     382,391
                     Notes receivable                                              223         204
                     Other assets                                                1,085         232
                                                                           ------------------------
                                                                             $ 384,145   $ 518,683
                                                                           ------------------------
                   Current liabilities of discontinued operations:
                     Accounts payable                                         (30,470)    (45,708)
                     Accrued liabilities                                      (38,589)    (40,883)
                                                                           ------------------------
                                                                             $(69,059)   $(86,591)
                                                                           ------------------------

                   Noncurrent liabilities of discontinued operations:
                     Retiree health care liabilities                          (14,640)    (13,328)
                     Noncurrent deferred income taxes                         (20,888)     (8,770)
                     Other long-term liabilities                               (4,221)     (3,707)
                                                                           ------------------------
                                                                             $(39,749)   $(25,805)
                                                                           ------------------------
                  Total net assets of discontinued operations                $ 562,106   $ 700,753
                                                                           ------------------------

     Fairchild Technologies

     Based on a formal plan, we disposed of the Fairchild Technologies' businesses, including its intellectual property, through a series of transactions. Because of Fairchild Technologies' significant utilization of cash, in February 1998, our Board of Directors adopted a formal plan to discontinue Fairchild Technologies, under which, Fairchild Technologies would either be sold or liquidated. In connection with the adoption of that plan, we recorded an after-tax charge of $36.2 million in discontinued operations in fiscal 1998. Included in the fiscal 1998 charge, was $28.2 million, net of an income tax benefit of $11.8 million, for the net losses of Fairchild Technologies through June 30, 1998. This charge included the write down of assets to estimated net realizable value and $8.0 million, net of an income tax benefit of $4.8 million, for the estimated remaining operating losses of Fairchild Technologies through February 1999, the originally anticipated disposal date. The dispositions of the Fairchild Technologies semiconductor equipment group, the major portion of the Fairchild Technologies business, took place by June 1999, approximately 15 months after the adoption of the disposition plan. We also completed a spin-off of the Fairchild Technologies optical disc equipment group business in April 2000, approximately 25 months after the original disposition plan. We received proceeds from the dispositions of Fairchild Technologies of less than we originally projected, and the operating losses of Fairchild Technologies, since the adoption date, exceeded our original estimates. At each quarter end, we continued to reevaluate our conclusions on discontinued operations and update the estimates of losses as circumstances changed. At no point did we consider retaining any portion of the Fairchild Technology business. As a result, we adjusted the net loss on disposal of discontinued operations by $31.3 million and $12.0 million in fiscal 1999 and 2000, respectively. The following schedule provides a summary of the net loss on disposal of discontinued operations for Fairchild Technologies:


                                                                    1998          1999 (a)     2000 (b)        Total
                                                                -----------------------------------------------------
         Accrual for future operating losses, net                     $ 8,000    $ (5,203)    $ (2,797)        $   -
         Operating losses, net                                         12,644       21,313        1,217       35,174
         Loss on dispositions, net                                     15,599       15,239       13,586       44,424
                                                                -----------------------------------------------------
         Loss on disposal of discontinued operations, net            $ 36,243     $ 31,349     $ 12,006     $ 79,598
                                                                -----------------------------------------------------

(a) The fiscal 1999 after-tax operating loss from Fairchild Technologies exceeded the June 1998 estimate recorded for expected losses by $28.6 million, net of an income tax benefit of $8.1 million, through June 1999. Operating losses for fiscal 1999 of $8.0 million were originally planned for the first eight months of fiscal 1999. Operating costs were higher than originally projected, due to deterioration in market conditions, which resulted in increased operating expenses and hindered the disposition of Fairchild Technologies within twelve months, as originally expected. Due to the decision to cease operations of the Fairchild Technologies semiconductor group in March 1999, additional expenses became necessary to reflect the shut down of facilities and accrue for severance expenses. An additional after-tax charge of $2.8 million was recorded in fiscal 1999 for the estimated remaining losses in connection with the disposition of Fairchild Technologies.
(b) The fiscal 2000 after-tax loss in connection with the disposition of the remaining operations of Fairchild Technologies exceeded anticipated losses by $12.0 million, net of tax. We recognized a higher than expected loss on the disposition of the final portions of Fairchild Technologies.

     At the measurement date in February 1998, management's reasonable expectation was that Fairchild Technologies would be disposed of within one year. Management felt confident that this could be accomplished for the following reasons:

o We retained an investment banker to aid in the disposal of the Fairchild Technologies business.
o Our belief was further enhanced as active discussions began with approximately 20 potentially interested parties; and based on those discussions we believed that we could sell Fairchild Technologies within one year.
o The expected quarterly losses, as accrued at the measurement date created an incentive to sell the Fairchild Technologies business in order to reduce cash outflows.

     However, our February 1998 expectations that we could sell Fairchild Technologies within one year were severely hampered by a general slowdown in the semiconductor manufacturing equipment industry, the economic crisis in Asia, and public knowledge that the business was for sale. As a result of these conditions, the major customer of Fairchild Technologies semiconductor equipment group business refused to place additional firm orders and Fairchild Technologies incurred net operating losses well in excess of the $8.0 million originally planned. As a further result of these conditions, efforts to sell the Fairchild Technologies business, as a whole, were unsuccessful. However, several parties expressed interest in specific product lines and intellectual property of Fairchild Technologies. Management realized that it would have to split-up Fairchild Technologies and separately dispose of components of its semiconductor equipment group and its optical disc equipment business. In February 1999, disposition discussions began to intensify, and shortly thereafter letters of intent were signed to sell portions of the Fairchild Technologies business.

     In March 1999, management decided to cease all manufacturing activities of the semiconductor equipment group of Fairchild Technologies. In April 1999, we began to dispose of the semiconductor equipment group's production machinery and existing inventory, informed customers and business partners that it ceased operations, significantly reduced its workforce, and stepped up the level of discussions and negotiations with other companies regarding the sale of its remaining assets. Fairchild Technologies also continued exploring several alternative transactions with potential buyers for its optical disc equipment group business.

     During the fourth quarter of fiscal 1999, we liquidated, through several transactions, a significant portion of Fairchild Technologies, consisting mostly of its semiconductor equipment group. On April 14, 1999, we disposed of Fairchild Technologies' photoresist deep ultraviolet track equipment machines and technology, spare parts and testing equipment to Apex Co., Ltd., in exchange for 1,250,000 shares of Apex stock valued at approximately $5.1 million. On May 1, 1999, we sold Fairchild CDI for a nominal amount. On June 15, 1999, we received from Suess Microtec AG $7.9 million and the right to receive 350,000 shares of Suess Microtec stock (or approximately $3.5 million) in exchange for Fairchild Technologies' Falcon semiconductor equipment group product line and certain intellectual property.

     In July 1999, we received approximately $7.1 million from Novellus in exchange for Fairchild Technologies' Low-K dielectric product line and certain intellectual property. This transaction finalized the liquidation of the semiconductor equipment group of Fairchild Technologies.

     Following these transactions Fairchild Technologies completely ceased operations. Under these circumstances, management believes that discontinued operations treatment for accounting purposes continued to be appropriate subsequent to March 1999.

     On April 13, 2000, we completed a spin-off to our stockholders of the shares of Fairchild (Bermuda) Ltd. On April 14, 2000, Fairchild (Bermuda) sold to Convac Technologies Ltd. the Optical Disc Equipment Group business formerly owned by Fairchild Technologies. Subsequently, on April 14, 2000, Fairchild (Bermuda), renamed Global Sources Ltd., completed an exchange of approximately 95% of its shares for 100% of the shares of Trade Media Holdings Limited, an Asian based, business-to-business online and traditional marketplace services provider. Immediately after the share exchange, our stockholders owned 1,183,081 shares of the 26,152,308 issued shares of Global Sources. Global Sources shares are listed on the NASDAQ under the symbol "GSOL". This transaction allowed us to complete our formal plan to dispose of Fairchild Technologies and provided our shareholders with a unique opportunity to participate in a new public entity.

     Fairchild Technologies reported sales of $8,087 in 2000.

16. RELATED PARTY TRANSACTIONS

     We pay for a chartered helicopter used from time to time for business related travel. The owner of the chartered helicopter is a company controlled by Mr. Jeffrey Steiner. Cost for such flights that are charged to us are comparable to those charged in arm's length transactions between unaffiliated third parties. The total amounts paid for such helicopter was approximately $143 and $200 in 2001 and 2000, respectively. No amounts were paid in 2002.

     We have extended loans to purchase our Class A common stock to certain members of our senior management and Board of Directors, for the purpose of encouraging ownership of our stock, and to provide additional incentive to promote our success. The loans are non-interest bearing, have maturity dates ranging from 1 1/2 to 3 1/2 years, and become due and payable immediately upon the termination of employment for senior management, or director affiliation with us for a director. As of June 30, 2002, the indebtedness owed to us from Mr. Flynn, Mr. Juris, Mr. Persavich, and Mr. J. Steiner, was approximately $175 each. On June 30, 2002, Mr. Gerard, Ms. Hercot, Mr. Kelley, Mr. Miller and Mr.
E. Steiner owed us approximately $99, $167, $50, $220 and $220, respectively. On June 30, 2002, approximately $106 of indebtedness was owed to us by each of Mr. Caplin, Mr. David, Mr. Harris, Mr. Lebard, and Mr. Richey. As of June 30, 2002, each of the individual amounts due to us represented the largest aggregate balance of indebtedness outstanding under the officer and director stock purchase program. We recognized compensation expense of $22 and $443 in 2001 and 2000, respectively, as a result of favorable terms granted to the recipients of the loans. Subsequent to June 30, 2002, no new loans will be made to executive officers or directors.

     On November 16, 1999, Mr. Richey borrowed $46 from us to exercise stock options and hold our Class A common stock. The loan matured on November 16, 2002 and bore interest at 5.5%. The loan balance was $53 at June 30, 2002, and has since been repaid.

     The Company has been informed by counsel to Mr. Jeffrey Steiner that on March 17, 2003, a trial commenced in France with respect to charges by French authorities against thirty-seven defendants, including Mr. Steiner, in the Elf Bidermann case. Mr. Steiner's counsel has informed the Company that the charges against Mr. Steiner are that in 1989 and 1990 he allegedly facilitated and benefited from the misuse of funds at Elf Acquitaine, a French petroleum company, allegedly committed by a former official of Elf Acquitaine, and/or Maurice Bidermann, against whom the Company had prevailed in litigation. Mr. Steiner has informed the Company that these charges are without merit, and that he will vigorously defend himself against them. The Company had previously disclosed that an investigation was pending, that the Company had provided a surety for Mr. Steiner and, since June 1996, has paid his legal expenses totaling approximately $5 million in connection with these charges, and will continue to do so, in accordance with Delaware law. Mr. Steiner has undertaken to repay us the surety and expenses paid by us on his behalf if it is ultimately determined that Mr. Steiner was not entitled to indemnification under Delaware law. Delaware law provides that Mr. Steiner would be entitled to indemnification if it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and had no reasonable cause to believe his conduct was unlawful.

17.      LEASES

     Operating Leases

     We hold certain of our facilities and equipment under long-term leases. The minimum rental commitments under non-cancelable operating leases from both continuing and discontinued operations with lease terms in excess of one year, for each of the five years following June 30, 2002, are as follows: $9,383 for 2003; $7,801 for 2004; $6,424 for 2005; $4,420 for 2006; and $2,764 for 2007.
Rental expense on operating leases from both continuing and discontinued operations for fiscal 2002, 2001, and 2000 was $9,279, $12,445, and $11,280,
respectively.

     Capital Leases

     Minimum commitments under capital leases for each of the five years following June 30, 2002, are $359 for 2003; $176 for 2004; $37 for 2005; $23 for
2006; and $12 for 2007. At June 30, 2002, the present value of capital lease obligations was $607, including imputed interest of $39. Capital assets leased and included in property, plant, and equipment consisted of:

                                                                         June 30,     June 30,
                                                                           2002         2001
                                                                        -------------------------
         Land                                                                $    -        $  70
         Buildings and improvements                                             153          378
         Machinery and equipment                                              1,063        1,920
         Furniture and fixtures                                                   -           17
         Transportation vehicles                                                 44            -
         Less: Accumulated depreciation                                       (443)      (1,993)
                                                                        -------------------------
                                                                             $  817       $  392
                                                                        -------------------------

     Leasing Operations

     Our real estate operations segment owns and operates a 451,000 square foot shopping center located in Farmingdale, New York and also owns and leases a 102,000 square foot building in Chatsworth, California. Rental revenue is recognized as lease payments are due from tenants, and the related costs are amortized over their estimated useful life. The future minimum lease payments to be received from non-cancelable operating leases on June 30, 2002 are $6,788 in 2003; $7,198 in 2004; $7,128 in 2005; $7,067 in 2006; $7,067 in 2007; and
$45,023 thereafter. Certain tenants of the shopping center have options to extend their lease term by an additional 5 to 35 years. Rental property under operating leases consists of the following:


                                                                  June 30,      June 30,
                                                                    2002          2001
                                                                ----------------------------
Land and improvements                                                 $24,302       $24,302
Buildings and improvements                                             57,349        57,228
Tenant improvements                                                     9,121         9,445
Less: Accumulated depreciation                                        (5,915)       (3,262)
                                                                ----------------------------
                                                                      $84,857       $87,713
                                                                ----------------------------

     The tenant leasing our building in Chatsworth, California has an option to purchase the property for $4.5 million.

18.       CONTINGENCIES

     Environmental Matters

     Our operations are subject to stringent government imposed environmental laws and regulations concerning, among other things, the discharge of materials into the environment and the generation, handling, storage, transportation and disposal of waste and hazardous materials. To date, such laws and regulations have not had a material effect on our financial condition, results of operations, or net cash flows, although we have expended, and can be expected to expend in the future, significant amounts for the investigation of environmental conditions and installation of environmental control facilities, remediation of environmental conditions and other similar matters.

     In connection with our plans to dispose of certain real estate, we must investigate environmental conditions and we may be required to take certain corrective action prior or pursuant to any such disposition. In addition, we have identified several areas of potential contamination related to other facilities owned, or previously owned, by us, that may require us either to take corrective action or to contribute to a clean-up. We are also a defendant in certain lawsuits and proceedings seeking to require us to pay for investigation or remediation of environmental matters, and we have been alleged to be a potentially responsible party at various "superfund" sites. We believe that we have recorded adequate reserves in our financial statements to complete such investigation and take any necessary corrective actions or make any necessary contributions. No amounts have been recorded as due from third parties, including insurers, or set off against, any environmental liability, unless such parties are contractually obligated to contribute and are not disputing such liability.

     As of June 30, 2002, the consolidated total of our recorded liabilities for environmental matters was approximately $13.9 million, which represented the estimated probable exposure for these matters. On June 30, 2002, $4.8 million of these liabilities was classified as other accrued liabilities and $9.1 million was classified as other long-term liabilities. It is reasonably possible that our total exposure for these matters could be approximately $18.1 million.

     Other Matters

     On January 21, 2003, we and one of our subsidiaries were served with a third-party complaint in an action brought in New York by a non-employee worker and his spouse alleging personal injury as a result of exposure to asbestos-containing products. The defendant, which is one of many defendants in the action, had purchased a pump business from us, and asserts the right to be indemnified by us under its purchase agreement. While the purchaser has notified us of, and claimed a right to indemnity from us against other asbestos-related claims against it, this is the only instance in which a suit has been instituted against us. We have not received enough information to assess the impact, if any, of the other claims.

     We are involved in various other claims and lawsuits incidental to our business. We, either on our own or through our insurance carriers, are contesting these matters. In the opinion of management, the ultimate resolution of litigation against us, including that mentioned above, will not have a material adverse effect on our financial condition, future results of operations or net cash flows.

19. BUSINESS SEGMENT INFORMATION

     We report in three principal business segments. The aerospace distribution segment distributes a wide range of aircraft parts and related support services to the aerospace industry. The aerospace manufacturing segment includes the manufacture of airframe components. The real estate segment leases space to tenants at completed sections of a shopping center in Farmingdale, New York. The corporate segment includes the Gas Springs division prior to its disposition and corporate activities. Our financial data by business segment is as follows:

                                            Aerospace          Aerospace             Real
                                          Distribution     Manufacturing (c)        Estate          Corporate           Total
                                        -------------------------------------------------------------------------------------------
 Fiscal 2002:
 Revenues                                      $  63,298           $    13,233        $   7,159           $     -        $  83,690
 Operating Income (Loss) (a)                       2,579               (6,276)            1,550          (18,875)         (21,022)
 Capital Expenditures                                545                   344            1,122               439            2,450
 Depreciation                                        679                 1,201            2,744               537            5,161
 Identifiable Assets at June 30                   49,358               677,164          120,320           145,276          992,118

 Fiscal 2001:
 Revenues                                      $  85,908           $     8,284        $   7,498           $     -        $ 101,690
 Operating Income (Loss)   (b)(d)                  2,259               (2,093)              307          (17,618)         (17,145)
 Capital Expenditures                                751                 1,068            1,641               372            3,832
 Depreciation and Amortization (d)                 1,140                 1,962            2,268               717            6,087
 Identifiable Assets at June 30                   58,643               847,881          120,550           136,956        1,164,030

 Fiscal 2000:
 Revenues                                      $ 101,002           $     9,928        $   4,051          $    739        $ 115,720
 Operating Income (Loss) (d)                       7,536               (1,189)            1,483          (19,014)         (11,184)
 Capital Expenditures                                630                   141           19,723               342           20,836
 Depreciation and Amortization (d)                 1,198                 2,268              894               417            4,777
 Identifiable Assets at June 30                   65,420               879,782          126,448           199,229        1,270,879

(a) Fiscal 2002 results include one-time impairment expenses of $3.0 million in the aerospace manufacturing segment and $0.4 million in the real estate operations segment.
(b) Fiscal 2001 results include one-time impairment expenses of $2.4 million in the aerospace distribution segment, and $2.4 million in the real estate operations segment.
(c) Identifiable assets in the aerospace manufacturing segment included short term and long term assets for discontinued operations of $670,914, $813,149, $833,683 in fiscal 2002, 2001, and 2000 respectively.
(d) Fiscal 2001 and 2000 results include goodwill amortization expense of $520 and $523, respectively, in our aerospace distribution segment and goodwill amortization expense of $577 and $580, respectively, in our aerospace manufacturing segment.

20. FOREIGN OPERATIONS AND EXPORT SALES

     Our operations are located primarily in the United States and Europe. All rental revenue is generated in the United States. Inter-area sales are not significant to the total sales of any geographic area. Sales by geographic area are attributed by country of domicile of our subsidiaries. Our financial data by geographic area is as follows:

                                     United
                                                                  States        Europe      Australia       Other         Total
                                                              ----------------------------------------------------------------------
Fiscal 2002:
Revenues by geographic area                                        $  83,690       $     -       $     -       $     -     $  83,690
Operating income (loss) by geographic area                          (23,181)         2,159             -             -      (21,022)
Earnings (loss) from continuing operations before taxes             (74,084)         2,157             -             -      (71,927)
Identifiable assets by geographic area at June 30 (a)                803,146       179,224         8,079         1,669       992,118
Long-lived assets by geographic area at June 30 (b)                  322,457        39,847         1,575           848       364,727

Fiscal 2001:
Revenues by geographic area                                        $ 101,690       $     -       $     -       $     -     $ 101,690
Operating income (loss) by geographic area (c)                      (17,018)         (127)             -             -      (17,145)
Loss from continuing operations before taxes (c)                    (68,442)           133             -             -      (68,309)
Identifiable assets by geographic area at June 30 (a)                986,758       168,729         7,678           865     1,164,030
Long-lived assets by geographic area at June 30 (b)                  323,837        38,458         1,515            12       363,822

Fiscal 2000:
Revenues by geographic area                                         $ 99,168     $  16,552       $     -       $     -     $ 115,720
Operating income (loss) by geographic area (c)                      (14,682)         3,498             -             -      (11,184)
Earnings from continuing operations before taxes (c)                (18,613)         3,411             -             -      (15,202)
Identifiable assets by geographic area at June 30 (a)              1,016,559       244,106         9,399           815     1,270,879
Long-lived assets by geographic area at June 30 (b)                  348,668        43,094         2,016         1,839       395,617

(a)  Identifiable assets related to discontinued operations in the United
     States, Europe, Australia, and Other were $470,699, $178,714, $8,079,
     $1,669 in fiscal 2002, $628,841, $168,729, $7,678, $865 in fiscal 2001, and
     $631,062, $192,407, $9,399, $815 in fiscal 2000 respectively.
(b)  Long-lived assets related to discontinued operations in the United States,
     Europe, Australia, and Other were $85,068, $39,847, $1,575, $848 in fiscal
     2002, $96,330, $38,412, $1,515, $12 in fiscal 2001, and $114,328, $42,774,
     $2,016, $1,839 in fiscal 2000 respectively.
(c)      Includes goodwill amortization expense of $1,097 and $1,103 in fiscal 2001 and 2000, respectively.

     Export sales are defined as sales by our continuing operations located in the United States to customers in foreign regions. Export sales were as follows:

                                      Asia
                      Europe         Canada         Japan      (without Japan)   South America      Other          Total
                  -------------------------------------------------------------------------------------------------------------
Fiscal 2002            $7,751         $1,546        $5,019           $451           $5,069         $2,905         $22,741
Fiscal 2001             7,052          2,363         7,343            845            1,577          3,031          22,211
Fiscal 20               7,338          3,056         6,159          2,083            1,289          2,998          22,923

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table of quarterly financial data has been prepared from our financial records, without audit, and reflects all adjustments which are, in the opinion of our management, necessary for a fair presentation of the results of operations for the interim periods presented.

Fiscal 2002 quarters ended                                     Sep-30            Dec-30            Mar-31           Jun-30
                                                          ----------------------------------- ----------------------------------
Net revenues                                                       $ 23,266        $  19,384          $ 21,385         $ 19,655
Gross profit                                                          4,453            4,232             5,132            3,896
Loss from continuing operations                                    (14,969)          (8,388)           (7,311)         (25,349)
  Per basic and diluted share                                        (0.60)           (0.33)            (0.29)           (1.01)
Earnings from discontinued operations (b)                            11,847            9,262             7,659           17,302
  Per basic and diluted share                                          0.47             0.37              0.30             0.69
Cumulative effect of change in accounting for goodwill (a)        (144,600)                -                 -                -
  Per basic and diluted share                                        (5.75)                -                 -                -
Net earnings (loss) (a) (b)                                       (147,722)              874               347          (8,047)
  Per basic and diluted share                                        (5.87)             0.03              0.01           (0.32)
Market price range of Class A Stock:
  High                                                                 7.15             3.90              2.99             6.24
  Low                                                                  3.00             2.05              2.15             2.45
  Close                                                                3.40             2.69              2.52             3.15

Fiscal 2001 quarters ended                                      Oct-1            Dec-31            Apr-1            Jun-30
                                                          ----------------------------------- ----------------------------------
Net revenues                                                       $ 25,359         $ 26,457          $ 24,243         $ 25,631
Gross profit                                                          5,958            6,698             7,474            4,908
Loss from continuing operations                                    (10,120)         (11,503)          (11,211)          (6,688)
  Per basic and diluted share                                        (0.40)           (0.46)            (0.45)           (0.27)
Earnings from discontinued operations (b)                             4,702            5,760             6,531            7,343
  Per basic and diluted share                                          0.19             0.23            (0.26)             0.29
Net earnings (loss) (b)                                             (5,417)          (5,743)           (4,680)              654
  Per basic and diluted share                                        (0.22)           (0.23)            (0.19)             0.03
Market price range of Class A Stock:
  High                                                                 7.50             7.00              6.64             7.74
  Low                                                                  4.69             4.63              4.91             4.33
  Close                                                                6.44             5.50              4.92             7.01

(a)  - Our reported amounts in the first quarter of 2002 were restated to reflect the transitional goodwill impairment charge of $144.6 million from the implementation of SFAS No. 142, which was presented as a cumulative effect of change in accounting retroactive to the beginning of fiscal 2002.
(b)  - Our reported amounts for all of the quarters in fiscal 2002 and 2001 have been restated to reflect the fastener business and APS as discontinued
     operations and to reflect the change in inventory from the LIFO method to the FIFO method at two locations of the fasteners business.
(c)      - Our reported amounts include goodwill amortization expense of $274 in each of the four quarters of fiscal 2001.

22. SUBSEQUENT EVENTS

   Effects from Sale of Fastener Business

     The sale of the fastener business has reduced our dependence upon the aerospace industry. Additionally, the sale has allowed us to eliminate essentially our debt. We used a portion of the proceeds from the sale to repay our bank debt and to acquire by tender all of our outstanding $225 million 10.75% senior subordinated notes due in April 2009, leaving us with only a $30.8 million non-recourse term loan on our shopping center and $3.7 million of debt at Fairchild Aerostructures. On February 3, 2003, we paid off the $30.8 million non-recourse term loan. We plan to use the remaining proceeds from the sale to fund acquisition opportunities.

     In the six months ended December 29, 2003, we recorded a $43.7 million gain on the disposal of discontinued operations, net of $10.4 million of taxes, as a result of the sale of the fastener business. The gain is subject to a post-closing adjustment based upon the net working capital of the fastener business on December 3, 2002, compared with its net working capital as of March 31, 2002. We may also receive additional cash proceeds up to $12.5 million per year over the four-year period from 2003 to 2006, if the number of commercial aircraft delivered by Boeing and Airbus exceeds specified annual levels.

   Pensions

     The sale of our fastener business on December 3, 2002 was considered a "significant event" under US generally accepted accounting principles. As such, we were required to re-measure our pension obligations at that date, in addition to measuring any gain or loss resulting from certain actions taken as a result of the sale of the fastener business.

     Several plan assumptions were changed during the remeasurement of our pension plan on December 3, 2002. The discount rate was decreased from 7.125% to 6.75% reflecting the drop in bond yields since June 30, 2002. The return on plan assets was reduced from 9.0% to 8.5% to reflect lower long-term expected return on plan assets. To recognize mortality improvements, the mortality assumption was changed from the 1983 Group Annuity Mortality table to the 1994 Group Annuity Mortality table. The assumed form of payment for our remaining employees was changed from life annuity to lump sum, to reflect actual experience.

     In connection with the sales agreement of the fastener business, we extended vesting of pension benefits to United States fastener employees who were not already vested. Generally accepted accounting principles in the United States require us to recognize immediately the costs for the enhanced termination benefits related to this curtailment event. The pre-tax expense of this one-time curtailment accounting loss was $8.3 million, which was included as a partial offset to the net gain on the disposal of discontinued operations.

     All United States fastener employees transferring to Alcoa are being treated by us as having been terminated from our employment, and as such, are eligible to request immediate distribution of pension benefits in the form of lump sums. We expect that almost all will do so. In accordance with generally accepted accounting principles, this caused us to record a one-time, pre-tax settlement accounting loss of $17.5 million, which was included as a partial offset to the net gain on disposal of discontinued operations.

     We have reviewed our pension plan's funded position to determine if it is necessary to reflect a pension liability and recognize a reduction in equity. This is required when a pension plan's unfunded accumulated benefit obligation exceeds the net liability being recognized for the pension plan. On December 3, 2002, the accumulated benefit obligation of the pension plan exceeded the fair value of the plan assets by $17.5 million. Under generally accepted accounting principles, this caused us to record an additional minimum pension liability of $50.5 million, and required the recognition of a $47.5 million non-cash reduction to our stockholders' equity. These amounts may change in the future as our assets change in value and also due to changes in the discount rate assumptions. Should, in the future, our pension plan's accumulated benefit obligations be less than the fair value of plan assets, the additional minimum pension liability and corresponding equity reduction will be reversed.

     The Pension Benefit Guaranty Corporation had contacted us to understand the impact of the sale of our aerospace fasteners business on our ability to fund our long-term pension obligations. The PBGC has expressed concern that our retirement plan will be underfunded by $86 million after the sale of our aerospace fasteners business. We have provided the PBGC with information which represented the underfunding to be $42 million, using the PBGC plan termination assumptions. In December 2002, we contributed $7.4 million of cash to fund our pension plan. Based upon our actuary's assumptions and projections, we do not expect additional cash contributions to the pension plan to be required until 2008.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

     The Fairchild Corporation was incorporated in October 1969, under the laws of the State of Delaware. Banner Aerospace, Inc. is a 100% owned subsidiary. Fairchild Holding Corp. is our indirect 100% owned subsidiary. Fairchild Holding Corp. is the owner of Fairchild Aerostructures, Inc., and the indirect owner of 100% of Warthog Inc. Our principal operations are conducted through Banner Aerospace, Fairchild Aerostructures, and Warthog. Our financial statements present the results of our former fastener business, a small subsidiary being sold or shut down, known as APS, and our former technologies segment as discontinued operations.

     The following discussion and analysis provide information which management believes is relevant to the assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

GENERAL

     Our business consists of three segments: aerospace distribution, aerospace manufacturing and real estate operations. Our aerospace distribution segment stocks and distributes a wide variety of aircraft parts to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operators and other aerospace companies worldwide. Our aerospace manufacturing segment primarily manufactures airframe components. Our real estate operations segment owns and leases a shopping center located in Farmingdale, New York, and owns and rents one improved parcel located in Southern California.

     On December 3, 2002, we completed the sale of our fastener business to Alcoa Inc. for approximately $657 million in cash and the assumption of certain liabilities. The cash received from Alcoa is subject to a post-closing adjustment based upon the net working capital of the fastener business on December 3, 2002, compared with its net working capital as of March 31, 2002. We may also receive additional cash proceeds up to $12.5 million per year over the four-year period from 2003 to 2006, if the number of commercial aircraft delivered by Boeing and Airbus exceeds specified annual levels.

CAUTIONARY STATEMENT

     Certain statements in this financial discussion and analysis by management contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operation and business. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, including current trend information, projections for deliveries, backlog and other trend estimates, that may cause our actual future activities and results of operations to be materially different from those suggested or described in this financial discussion and analysis by management. These risks include: product demand; our dependence on the aerospace industry; customer satisfaction and quality issues; labor disputes; competition; our ability to achieve and execute internal business plans; worldwide political instability and economic growth; military conflicts; reduced airline revenues as a result of the September 11, 2001 terrorist attacks on the United States, and their aftermath; and the impact of any economic downturns and inflation.

     If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, users of the information included in this financial discussion and analysis by management, including investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We do not intend to update the forward-looking statements included in this Current Report, even if new information, future events or other circumstances have made them incorrect or misleading.

CRITICAL ACCOUNTING POLICIES

     On December 12, 2001, the Securities and Exchange Commission issued Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies." Critical accounting policies are those that involve subjective or complex judgments, often as a result of the need to make estimates. In response to Release No. 33-8040, we reviewed our accounting policies. The following areas require the use of judgments and estimates: the valuation of long-lived assets, pension and postretirement benefits, income taxes, environmental and litigation accruals and revenue recognition. Estimates in each of these areas are based on historical experience and a variety of assumptions that we believe are appropriate. Actual results may differ from these estimates.

     Valuation of Long-Lived Assets: We review our long-lived assets for impairment, including property, plant and equipment, and identifiable intangibles with definite lives, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of our long-lived assets, we evaluate the probability that future undiscounted net cash flows will be greater than the carrying amount of our assets. Impairment is measured based on the difference between the carrying amount of our assets and their estimated fair value.

     Pension and Postretirement Benefits: We have defined benefit pension plans covering most of our employees. Employees in our foreign subsidiaries may participate in local pension plans, for which our liability is in the aggregate insignificant. Our funding policy is to make the minimum annual contribution required by the Employee Retirement Income Security Act of 1974 or local statutory law. The accumulated benefit obligation for pensions and postretirement benefits was determined using a discount rate of 7.125% at June 30, 2002 and 7.25% at June 30, 2001. The effect of such change resulted in an increase to the accumulated benefit obligation in 2002. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. For measurement purposes, we assumed a 10.0% annual rate of increase in the per capita claims cost of covered health care benefits for 2002. The rate was assumed to decrease to 5.0% in 2003 and remain at that level thereafter.

     Deferred and Noncurrent Income Taxes: Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

      Environmental Matters: Our operations are subject to stringent government imposed environmental laws and regulations concerning, among other things, the discharge of materials into the environment and the generation, handling, storage, transportation and disposal of waste and hazardous materials. To date, such laws and regulations have not had a material effect on our financial condition, results of operations, or net cash flows, although we have expended, and can be expected to expend in the future, significant amounts for the investigation of environmental conditions and installation of environmental control facilities, remediation of environmental conditions and other similar matters.

     In connection with our plans to dispose of certain real estate, we must investigate environmental conditions and we may be required to take certain corrective action prior or pursuant to any such disposition. In addition, we have identified several areas of potential contamination related to other facilities owned, or previously owned, by us, that may require us either to take corrective action or to contribute to a clean-up. We are also a defendant in certain lawsuits and proceedings seeking to require us to pay for investigation or remediation of environmental matters, and we have been alleged to be a potentially responsible party at various "superfund" sites. We believe that we have recorded adequate reserves in our financial statements to complete such investigation and take any necessary corrective actions or make any necessary contributions. No amounts have been recorded as due from third parties, including insurers, or set off against, any environmental liability, unless such parties are contractually obligated to contribute and are not disputing such liability.

     Legal Matters: We are involved in various other claims and lawsuits incidental to our business. We, either on our own or through our insurance carriers, are contesting these matters. In the opinion of management, the ultimate resolution of the legal proceedings will not have a material adverse effect on our financial condition, future results of operations, or net cash flows.

     Revenue Recognition: Sales and related costs are recognized upon shipment of products and/or performance of services, when collection is probable. Sales and related cost of sales on long-term contracts are recognized as products are delivered and services performed, as determined by the percentage of completion method. Lease and rental revenue are recognized on a straight-line basis over the life of the lease. Shipping and handling amounts billed to customers are classified as revenues.

RESULTS OF OPERATIONS

   Business Transactions

     The following summarizes certain business combinations and transactions we completed which significantly affect the comparability of the period to period results presented in this Management's Discussion and Analysis of Results of Operations and Financial Condition.

   Recent Developments

     On December 3, 2002, we completed the sale of our fastener business to Alcoa Inc. for approximately $657 million in cash and the assumption of certain liabilities. The cash received from Alcoa is subject to a post-closing adjustment based upon the net working capital of the fastener business on December 3, 2002, compared with its net working capital as of March 31, 2002. We may also receive additional cash proceeds up to $12.5 million per year over the four-year period from 2003 to 2006, if the number of commercial aircraft delivered by Boeing and Airbus exceeds specified annual levels.

     In connection with the sale, we have deposited with an escrow agent $25 million to secure indemnification obligations we may have to Alcoa. The escrow period is five years, but funds may be held longer if claims are asserted and unresolved. In addition, for a period of five years after the closing, we are required to maintain our corporate existence, take no action to cause our own liquidation or dissolution, and take no action to declare or pay any dividends on our common stock.

     The sale of the fastener business has reduced our dependence upon the aerospace industry. Additionally, the sale has allowed us to eliminate substantially all of our debt. We used a portion of the proceeds from the sale to repay our bank debt and to acquire by tender all of our outstanding $225 million 10.75% senior subordinated notes due in April 2009, leaving us with only a $30.8 million non-recourse term loan on our shopping center and $3.7 million of debt at Fairchild Aerostructures. On February 3, 2003, we paid off the $30.8 million non-recourse term loan. We plan to use the remaining proceeds from the sale to fund acquisition opportunities.

     In February 2003, we adopted a formal plan to sell APS. APS is a small operation in our aerospace manufacturing segment, which reported revenues of $1.4 million, $3.7 million, and $3.8 million in 2002, 2001, and 2000, respectively, and operating losses of $2.7 million in 2002 and $1.2 million in 2001 and operating income of $0.2 million in 2000. Based on our formal plan, we expect to sell APS by December 2003. Accordingly, the results of APS are being reported as a discontinued operation.

     We have restated our results to reflect, as discontinued operations, our fastener business and APS. Because of the reclassification of the fastener business and APS as discontinued operations, we are required to retroactively restate our financial statements for the years ended June 30, 2000 and June 30, 2001, which were previously audited by Arthur Andersen LLP. Since Arthur Andersen is no longer issuing audit opinions, our current auditors have completed a reaudit our financial statements for the periods ended June 30, 2000 and June 30, 2001. Our net earnings increased by $0.3 million and $0.5 million in fiscal 2002 and 2000, respectively, and decreased by $0.2 million in fiscal 2001 from our previously reported results. These differences reflect a change in our method of accounting for our inventory costing at two of our domestic manufacturing operations at our fastener business from the last-in, first-out ("LIFO") method, to the first-in, first-out ("FIFO") method.

     The results of the fastener business and APS are recorded as earnings from discontinued operations, the components of which are as follows:

(In thousands)                                                              2002           2001            2000
                                                                        -------------- --------------  --------------
   Net sales                                                                $ 547,562      $ 528,620       $ 523,692
   Cost of goods sold                                                         410,724        394,638         385,750
                                                                        -------------- --------------  --------------
   Gross margin                                                               136,838        133,982         137,942
   Selling, general & administrative expense                                   88,748         95,998         103,804
   Other (income) expense, net                                                  (254)          (156)         (1,085)
                                                                        -------------- --------------  --------------
 Operating income                                                              48,344         38,140          35,223
 Net interest expense                                                           1,409          1,796           1,514
                                                                        -------------- --------------  --------------
 Earnings from discontinued operations before taxes                            46,935         36,344          33,709
 Income tax provision                                                           (865)       (12,007)         (8,572)
                                                                        -------------- --------------  --------------
 Net earnings from discontinued operations                                   $ 46,070       $ 24,337        $ 25,137
                                                                        -------------- --------------  --------------

   Fiscal 2000 Transactions

     On July 29, 1999, we sold our 31.9% interest in Nacanco Paketleme to American National Can Group, Inc. for approximately $48.2 million. Our investment in Nacanco began in November 1987, and throughout the years we invested approximately $6.2 million in Nacanco. Since the inception of our investment, we recorded equity earnings of $25.7 million and received cash dividends of $12.5 million from Nacanco. We recognized a $25.7 million nonrecurring gain from this divestiture in fiscal 2000. We also agreed to provide consulting services over a three-year period, at an annual fee of approximately $1.5 million. We used the net proceeds from the disposition to reduce our indebtedness. As a result of this disposition, our interest expense was reduced. However, our equity earnings and proceeds received from dividends also significantly decreased. In accordance with our plan to dispose of non-core assets, the opportunity to dispose of our interest in Nacanco Paketleme presented us with an excellent opportunity to realize a substantial return on our investment and allowed us to reduce our then outstanding indebtedness by approximately 8.6%.

     On September 3, 1999, we completed the disposal of our Camloc Gas Springs division to a subsidiary of Arvin Industries Inc. for approximately $2.7 million. In addition, we received $2.4 million from Arvin Industries for a covenant not to compete. We recognized a $2.0 million nonrecurring pre-tax gain from this disposition. We decided to dispose of the Camloc Gas Springs division in order to concentrate our focus on our operations in the aerospace industry.

     On December 1, 1999, we disposed of substantially all of the assets and certain liabilities of our Dallas Aerospace subsidiary to United Technologies Inc. for approximately $57.0 million. No gain or loss was recognized from this transaction, as the proceeds received approximated the net carrying value of these assets. Approximately $37.0 million of the proceeds from this disposition were used to reduce our bank term indebtedness and our interest expense. As a result of this transaction, in 2001 we reported a reduction of $21.7 million in revenues and a reduction of $2.1 million in operating income, as compared to 2000. We estimated that the market base for the older-type of engines that we were selling was shrinking, and that we would be required to invest a substantial amount of cash to purchase newer-type of engines to maintain market share. The opportunity to exit this business presented us with an opportunity to improve cash flows by reducing our indebtedness by $37.0 million, and by preserving our cash, which would otherwise have had to have been invested to upgrade our inventory.

     On April 13, 2000, we completed a spin-off to our stockholders of the shares of Fairchild (Bermuda) Ltd. On April 14, 2000, Fairchild (Bermuda) sold to Convac Technologies Ltd. the Optical Disc Equipment Group business formerly owned by Fairchild Technologies. Subsequently, on April 14, 2000, Fairchild (Bermuda), renamed Global Sources Ltd., completed an exchange of approximately 95% of its shares for 100% of the shares of Trade Media Holdings Limited, an Asian based, business-to-business online and traditional marketplace services provider. Immediately after the share exchange, our stockholders owned 1,183,081 shares of the 26,152,308 issued shares of Global Sources. Global Sources shares are listed on the NASDAQ under the symbol "GSOL". This transaction allowed us to complete our formal plan to dispose of Fairchild Technologies and provided our shareholders with a unique opportunity to participate in a new public entity.

  Consolidated Results

     We currently report in three principal business segments: aerospace distribution, aerospace manufacturing and real estate operations. The results of Camloc Gas Springs division, prior to its disposition, were included in the Corporate and Other classification. The following table provides the historical sales and operating income of our operations for fiscal 2002, 2001 and 2000. The following table also illustrates sales and operating income of our operations by segment, on an unaudited pro forma basis, for fiscal 2000, as if we had operated in a consistent manner in each of the reported periods. The pro forma results represent the impact of our dispositions of Dallas Aerospace in December 1999 and Camloc Gas Springs in September 1999, as if these transactions had occurred at the beginning of fiscal 2000. The pro forma information is based on the historical financial statements of these companies, giving effect to the aforementioned transactions. The pro forma information is not necessarily indicative of the results of operations, that would actually have occurred if these transactions had been in effect since the beginning of fiscal 2000, nor is it necessarily indicative of our future results.

(In thousands)                                                          Actual                        Pro Forma
                                                      ------------------------------------------    --------------
                                                          2002          2001          2000              2000
                                                      ------------------------------------------    --------------
 Revenues by Segment:
     Aerospace Distribution Segment                        $ 63,298      $ 85,908     $ 101,002          $ 79,308
     Aerospace Manufacturing Segment                         13,233         8,284         9,928             9,928
     Real Estate Operations Segment                           7,159         7,498         4,051             4,051
     Corporate and Other                                          -             -           739                 -
                                                      ------------------------------------------    --------------
     Total Revenues                                        $ 83,690     $ 101,690     $ 115,720          $ 93,287
                                                      ------------------------------------------    --------------

 Operating Income (Loss) by Segment:
     Aerospace Distribution Segment                        $  2,579      $  2,259      $  7,536          $  5,485
     Aerospace Manufacturing Segment                        (6,276)       (2,093)       (1,189)           (1,188)
     Real Estate Operations Segment                           1,550           307         1,483             1,483
     Corporate and Other                                   (18,875)      (17,618)      (19,014)          (19,028)
                                                      ------------------------------------------    --------------
     Total Operating Income (Loss) (a)                   $ (21,022)    $ (17,145)    $ (11,184)        $ (13,248)
                                                      ------------------------------------------    --------------

(a) Operating income in fiscal 2002 includes one-time impairment expenses of $3.0 million in the aerospace manufactuirng segment and $0.4 million in the real estate operations segment. Operating income in Fiscal 2001 includes one-time impairment charges of $2.4 million in the aerospace distribution segment, and $2.4 million in the real estate operations segment.

     Net revenues of $83.7 million in 2002 decreased by $18.0 million, or 17.7%, as compared to revenues of $101.7 million in 2001. The results for 2001 included revenue of $8.4 million from an operation in our aerospace distribution segment, which was shut down in June 2001. Excluding the results of the shut down operation, net revenues would have decreased by $9.6 million, or 10.3%, in 2002, as compared to 2001. Revenues in 2002 reflected the severely hampered aerospace industry in the aftermath of September 11, 2001. Net revenues of $101.7 million in 2001 decreased by $14.0 million, or 12.1%, compared to revenues of $115.7 million in 2000. The results for 2000, included revenue of $22.4 million from Dallas Aerospace and the Camloc Gas Springs division prior to their respective dispositions. On a pro forma basis, adjusting for the 2000 dispositions, net sales increased by $8.4 million for 2001, as compared to 2000.

     Gross margin as a percentage of revenues was 21.2%, 24.6%, and 24.0% in 2002, 2001, and 2000, respectively. The changes in gross margin in 2002 are attributable primarily to a higher volume of sales of lower margin products and pricing competition due to uncertainty in the aerospace industry following September 11, 2001. The changes in gross margin in 2001 are attributable to a change in product mix as a result of dispositions.

     Selling, general & administrative expense as a percentage of revenues was 47.3%, 39.8%, and 40.7%, in 2002, 2001, and 2000, respectively.

     Other income increased $0.1 million in 2002, as compared to 2001, and reflected income recognized from the disposition of future royalty revenues to an unaffiliated third party in exchange for promissory notes secured by $12.8 million face value of our outstanding 10 3/4% senior subordinated debentures due 2009 acquired by the third party. Other income decreased $5.1 million in 2001, as compared to 2000. The decrease in 2001 was due primarily to $5.1 million of income recognized from the disposition of non-core property in 2000, and a $0.7 million loss recognized from the disposition of non-core property during 2001.

     An impairment charge of $3.4 million and $4.8 million was recorded in 2002 and 2001, respectively. The fiscal 2002 impairment charge included $3.0 million to write down the long-lived assets of the ongoing operation at our aerospace manufacturing segment due to impairment and $0.4 million to write-off a former tenant improvements at our shopping center. The fiscal 2001 impairment charge included $2.4 million due to the closing of a small subsidiary at our aerospace distribution segment, of which $1.7 million represented the write-off of goodwill, and $0.4 million represented severance payments. Additionally, the fiscal 2001 impairment charge also included a write-off of approximately $2.4 million of a former tenant's improvements at our shopping center.

     The operating loss of $21.0 million in 2002 was larger by $3.9 million, or 22.6%, compared to the operating loss of $17.1 million in 2001. The 2001 results included goodwill amortization of $1.1 million, prior to the implementation of a new accounting pronouncement that eliminates goodwill amortization in the 2002 period. The operating loss of $17.1 million in 2001 was larger by $5.9 million as compared to operating loss of $11.2 million in 2000. Operating income in fiscal 2001 was adversely affected by the impairment charge of $4.8 million. The results in fiscal 2000 included $2.1 million of operating income from Dallas Aerospace, prior to its disposition and $5.1 million of income recognized from the disposition of non-core property.

     Net interest expense decreased by $8.6 million, or 15.9%, and cash interest expense decreased by $5.3 million in fiscal 2002, as compared to fiscal 2001, due primarily to lower interest rates on our variable rate debt. Net interest expense increased $11.3 million in fiscal 2001 as compared to fiscal 2000. However, cash interest expense of $49.1 million in 2001 actually decreased by $1.9 million, as compared to cash interest expense of $51.0 million in 2000. We recognized interest expense of $3.5 million in 2001, as compared to $1.0 million in 2000, resulting from $30.8 million borrowed in March 2000, and we capitalized $5.8 million of interest expense in fiscal 2000 from real estate development activities at our shopping center in Farmingdale, New York.

     We recorded a net investment loss of $1.0 million in 2002, and investment income of $8.4 million in 2001 and $9.9 million in 2000. The investment results in fiscal 2002 included a $2.3 million write down for impaired investments and a $0.8 million loss on investments sold, offset partially by $1.6 million of dividend income and a $0.5 million increase in the fair market value of trading securities. Investment income in 2001 and 2000 was due primarily to recognition of gains on investments liquidated.

     The fair market value adjustment of our position in a ten-year $100 million interest rate contract decreased by $4.6 million in fiscal 2002 and $5.6 million in 2001. The fair market value adjustment of this agreement will generally fluctuate, based on the implied forward interest rate curve for 3-month LIBOR. If the implied forward interest rate curve decreases, the fair market value of the interest rate contract will increase and we will record an additional charge. If the implied forward interest rate curve increases, the fair market value of the interest rate contract will decrease, and we will record income.

     Nonrecurring income of $28.6 million in fiscal 2000 resulted from $25.7 million, $2.0 million, and $0.9 million gains recognized on the disposition of our equity investment in Nacanco Paketleme, our Camloc Gas Springs division and a smaller equity investment, respectively.

     We recorded an income tax benefit of $16.0 million in fiscal 2002, representing a 22.3% effective tax rate benefit on pre-tax losses from continuing operations. The tax benefit resulted primarily from the reversal of tax accruals no longer required, and was lower than the statutory rate due primarily to $282.5 million of federal income tax net operating loss carryforwards, which we had at June 30, 2002. We recorded an income tax benefit of $28.7 million in fiscal 2001, representing a 42.0% effective tax rate on pre-tax losses from continuing operations. The tax benefit was higher than the statutory rate due primarily to the reversal of $3.5 million of tax accruals no longer required. We recorded an income tax benefit of $12.7 million in fiscal 2000 on pre-tax losses from continuing operations. A tax benefit was recorded due primarily to a change in the estimate of required tax accruals, net of valuation allowances.

     Equity in earnings of affiliates decreased by $0.2 million in 2002, compared to 2001 and improved by $0.5 million in 2001 compared to 2000. The decrease in 2002 reflected $0.1 million of equity losses in 2002 as compared to equity income of $0.1 million in 2001. The improvement in 2001 was attributable primarily to $0.1 million of income in 2001, as compared to $0.3 million of losses from small start-up ventures in 2000.

     In 1998, we adopted a formal plan to discontinue Fairchild Technologies. In connection with the adoption of such plan, we recorded an after-tax charge of $12.0 million and $31.3 million, in discontinued operations, in fiscal 2000 and 1999, respectively. The fiscal 1999 after-tax operating loss from Fairchild Technologies exceeded the June 1998 estimate recorded for expected losses by $28.6 million, net of an income tax benefit of $8.1 million, through June 1999. An additional after-tax charge of $2.8 million, net of an income tax benefit of $2.4 million, was recorded in fiscal 1999, for estimated remaining losses in connection with the disposition of Fairchild Technologies. The fiscal 2000 after-tax loss in connection with the final disposition of the remaining operations of Fairchild Technologies exceeded anticipated losses by $20.0 million, net of an income tax benefit of $8.0 million.

     In 2002, we recorded a goodwill impairment charge of $144.6 million from the implementation of SFAS No. 142, presented as a cumulative effect of change in accounting, as of the beginning of our fiscal year. Of this amount, $19.3 million relates to our Fairchild Aerostructures operating unit in our aerospace manufacturing segment and $125.3 million relates to our fastener business sold to Alcoa on December 3, 2002. No tax effect was recognized on the change in accounting for goodwill. Instead of amortizing goodwill and intangible assets deemed to have an indefinite life, goodwill will be tested for impairment annually, or immediately if conditions indicate that such an impairment could exist. All of our goodwill has been deemed to have an indefinite life; and as a result of adopting SFAS No. 142, we ceased amortizing goodwill. Prior to the implementation of SFAS No. 142, we recognized amortization expense for goodwill of $12.5 million and $12.6 million, in 2001 and 2000, respectively.

     Comprehensive income (loss) includes foreign currency translation adjustments and unrealized holding changes in the fair market value of available-for-sale investment securities. The fair market value of available-for-sale securities, on an after-tax basis, declined by $0.6 million, $1.0 million, and $4.0 million, in 2002, 2001 and 2000, respectively. The changes in 2001 and 2000 reflect primarily gains realized from the liquidation of investments. Foreign currency translation adjustments improved by $21.6 million in 2002, which reflected the strengthening of the EURO to the U.S. Dollar. Foreign currency translation adjustments decreased by $24.5 million, and $10.1 million in 2001 and 2000, respectively, due to the strengthening of the U.S. Dollar against the EURO.

     We adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" on July 1, 2000. At adoption, we recorded within other comprehensive income, a decrease of $0.5 million in the fair market value of our $100 million interest rate swap agreement. The $0.5 million decrease will be amortized over the remaining life of the interest rate swap agreement using the effective interest method. The offsetting interest rate swap liability is separately being reported as a "fair market value of interest rate contract" within other long-term liabilities. In the statement of earnings we have recorded the net swap interest accrual as part of interest expense. Unrealized changes in the fair value of the swap are recorded net of the current interest accrual on a separate line entitled "decrease in fair market value of interest rate derivatives."

   Segment Results

Aerospace Distribution Segment

     Sales in our aerospace distribution segment decreased by $22.6 million in 2002, compared to 2001. Results in 2001, included revenue of $8.4 million from an operation which was shut down in June 2001. Sales in 2002 were also adversely affected due to the terrorist attacks on September 11, 2001. Sales in our aerospace distribution segment decreased by $15.1 million, or 14.9%, in fiscal 2001, compared to fiscal 2000. Results from fiscal 2000 included revenue of $21.7 million from Dallas Aerospace, prior to its disposition. On a pro forma basis, sales increased $6.6 million, or 8.3%, in 2001 compared to 2000, which reflected an overall improvement in demand for our products prior to September 11, 2001.

     Operating income increased by $0.3 million in 2002, as compared to 2001. The results in 2002 were affected by the reduction in revenue. Operating income in 2001 included asset impairment charges of $3.1 million due to the closing of Banner Aircraft Services, which also had operating losses of $3.9 million in 2001. Operating income in our aerospace distribution segment decreased by $5.3 million in 2001, compared to 2000. The results for 2000, included operating income of $2.1 million from Dallas Aerospace, prior to its disposition.

Aerospace Manufacturing Segment

     Sales in our aerospace manufacturing segment increased by $4.9 million, or 59.7%, in 2002, as compared 2001. The improvement reflected internal growth. However, sales decreased in the third and fourth quarters of fiscal 2002, due to a reduction in shipments resulting from an overall lower level of demand in the aerospace industry following the September 11, 2001 terrorist attacks. Sales in our aerospace manufacturing segment decreased by $1.6 million, or 16.6%, in 2001, as compared to 2000.

     Operating results in our aerospace manufacturing segment decreased by $4.2 million, as compared to 2001. The decrease was due primarily to impairment charges of $3.0 million to write down long-lived assets, and $1.3 million to write down inventory through cost of goods sold. Goodwill amortization of $0.5 million was recorded in 2001. Operating results decreased by $0.9 million in 2001, as compared to 2000. The decrease was due primarily to the reduction in sales and related economies of scale.

     On December 3, 2002, we sold our fastener business for approximately $657 million in cash to Alcoa Inc. Additionally, in February 2003, we adopted a formal plan to sell APS. The company expects to sell APS by December 2003. Accordingly, the results of our fastener business and APS have been restated to report them as discontinued operations.

Real Estate Operations Segment

     Our real estate operations segment owns and operates a 451,000 square foot shopping center located in Farmingdale, New York and also owns and leases a 102,000 square foot building in Chatsworth, California. We have two tenants that each occupy more than 10% of the rentable space of the shopping center. Rental revenue was $7.2 million in 2002, $7.5 million in 2001, and $4.1 million in 2000. Rental revenue decreased slightly in 2002, due to a decrease in the average per square foot amount charged to tenants, as compared to 2001. Rental revenue was higher in the 2001, as compared to 2000, due to an increase in the amount of space leased to tenants. The weighted average occupancy rate of the shopping center was 76.9%, 74.4% and 48.9% in 2002, 2001, and 2000, respectively. The average effective annual rental rate per square foot was $19.22, $20.91, and $16.23 in 2002, 2001, and 2000, respectively. As of June 30,
2002, approximately 92% of the shopping center was leased. We anticipate that rental income will increase during 2003, as a result of new leases for approximately 54,000 square feet, entered into shortly before the end of 2002. The Chatsworth property is leased through July 2008, and is expected to generate revenues and operating income approximating $0.5 million per year.

      Operating income increased by $1.2 million in 2002, as compared to 2001. In 2002, depreciation expense and real estate taxes increased by $0.5 million and $0.2 million, respectively, as a result of an increased weighted-average portion of the shopping center being placed into service in 2002. The results for 2001 were adversely affected by a one-time charge of $2.5 million to write-off improvements at our shopping center. We reported an operating income of $0.3 million for 2001, as compared to operating income of $1.5 million in 2000. The results of 2001 were also affected by an increase in administrative and depreciation expenses as a result of the increase in rental revenue as compared to 2000.

  Corporate Segment

     The corporate segment reported that operating results in 2002 decreased by $1.3 million, or 7.1%, as compared to 2001 and improved by $1.4 million, or 7.3% in 2001, as compared to 2000. Results from 2001 and 2000 included $3.1 million and $5.1 million, respectively, of gains recognized on the disposition of non-core assets. Results in each of the three years ended June 30, 2002, included consulting income of $1.5 million. The consulting agreement expired on June 30, 2002 and no additional proceeds from this agreement will be received in future years. The corporate segment included sales from the Gas Springs division prior to its disposition in September 1999.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Total capitalization as of June 30, 2002 and 2001 amounted to $722.0 million and $860.8 million, respectively. The changes in capitalization in 2002 included a decrease of $5.3 million in debt and $133.6 million in equity. The decrease in debt reflected a $6.4 million decrease in short-term borrowings and other debt, partially offset by a $1.2 million net increase in borrowings with our primary lenders. The decrease in equity reflects the $144.6 million cumulative effect of change in accounting for goodwill, and a $56.0 million loss from continuing operations, offset partially by $46.1 million of earnings from discontinued operations and a $21.1 million increase in cumulative other comprehensive income, which was due primarily to a $21.6 million favorable effect in foreign currency fluctuations.

     We maintain a portfolio of investments classified primarily as available-for-sale securities, which had a fair market value of $6.3 million at June 30, 2002. The market value of these investments decreased by $0.6 million in 2002. There is risk associated with market fluctuations inherent in stock investments, and because our portfolio is not diversified, changes in its value may occur.

     Net cash provided by operating activities for 2002 was $19.4 million. The working capital uses of cash in 2002 included a $5.2 million decrease in accounts payable and other accrued liabilities and a $19.6 million increase in other non-current assets, offset partially by a $4.8 million decrease in accounts receivable, a $7.1 million decrease in other current assets, and a $4.5 million decrease in inventory. The working capital uses of cash were offset by $20.0 million of non-cash charges and working capital changes provided from discontinued operations, and $5.3 million of earnings, after deducting non-cash expenses of $5.2 million for depreciation, $2.1 million from the amortization of deferred loan fees, $144.6 million for the cumulative effect of change in accounting for goodwill, $3.4 million loss from impairments, and $4.6 million from the reduction in the fair market value of an interest rate contract. Net cash used for operating activities for fiscal 2001 was $40.2 million. The primary use of cash for operating activities in 2001 was a $104.9 million decrease in accounts payable and other accrued liabilities, offset partially by a $3.2 million decrease in accounts receivable, a $33.5 million increase in other current assets, a $2.7 million increase in inventories, and $32.5 million of non-cash charges and working capital changes provided from discontinued operations. Net cash used for operating activities for 2000 was $71.3 million. In 2000, the primary use of cash for operating activities was a $2.4 million increase in inventories, a $39.0 million decrease in accounts payable and other accrued liabilities, and $14.9 million of non-cash charges and working capital uses relating to discontinued operations.

     Net cash used for investing activities was $9.6 million in 2002. The primary source of cash in 2002 was $4.0 million provided from the dispositions of non-core real estate and net assets held for sale, offset by $2.5 million of capital expenditures and a $5.8 increase in notes receivable and $6.6 million of investing activities used for discontinued operations. Net cash provided from investing activities for 2001 was $17.8 million, and included $28.0 million in proceeds received from the dispositions of investments, and $1.5 million in proceeds received from the disposition of property, offset by capital expenditures of $3.8 million and $9.7 million of investing activities used for discontinued operations. Net cash provided from investing activities for 2000 was $96.1 million, and included $108.8 million in proceeds received from the dispositions of Dallas Aerospace, our Gas Springs division and our investment in Nacanco Paketleme, and $12.0 million in proceeds received from the condemnation of property. This was slightly offset by cash of $20.8 million used for capital expenditures and $26.4 million of investing activities uses relating to discontinued operations.

     Net cash used for financing activities in 2002 included a $9.6 million decrease in debt. Net cash provided by financing activities in 2001 was $15.4 million, and included a $14.7 million net issuance of additional debt used to fund operations. Net cash used for financing activities in 2000 was $41.4 million. The primary use of cash for financing activities in 2000 was $39.4 million used to reduce debt.

     At June 30, 2002, $5.6 million of promissory notes were due to us from an unaffiliated third party, which are included in notes receivable. The promissory notes earn $1.4 million of annual cash interest and were being accreted to a face value of $12.8 million through May 2006. The promissory notes are secured by $12.8 million face value of our outstanding 10.75% senior subordinated debentures due 2009 acquired by the third party. As a result of the sale of the fastener business on December 3, 2002, we redeemed for cash the debentures held by the third party, and the third party then satisfied its obligation under its promissory notes.

     Our principal cash requirements include debt service, capital expenditures, and the payment of other liabilities including postretirement benefits, environmental investigation and remediation obligations, and litigation settlements and related costs. We expect that cash on hand, cash generated from operations, cash available from borrowings and additional financing, and proceeds received from dispositions of assets will be adequate to satisfy our cash requirements during the next twelve months.

     We were required under the credit agreement with our senior lenders, to comply with certain financial and non-financial loan covenants, including maintaining certain interest and fixed charge coverage ratios and maintaining certain indebtedness to EBITDA ratios at the end of each fiscal quarter. Additionally, the credit agreement restricted annual capital expenditures to $40 million during the life of the facility. For the year ended June 30, 2002, capital expenditures were $11.9 million. Except for assets of our subsidiaries that are not guarantors of the credit agreement, substantially all of our assets were pledged as collateral under the credit agreement. The credit agreement restricted the payment of dividends to our shareholders to an aggregate of the lesser of $0.01 per share or $0.4 million over the life of the agreement. At June 30, 2002, we were in compliance with the covenants under the credit agreement. On December 3, 2002, a portion of the proceeds received from the sale of our fastener business was used to repay all of the debt borrowed under the credit agreement.

     At June 30, 2002, we had contractual commitments to repay debt (including capital lease obligations), and to make payments under operating leases. Our long-term debt obligations are restricted by certain covenants that limit our ability to encumber our assets. Payments due under these long-term obligations are as follows:


                                                      2003      2004       2005      2006       2007    Thereafter       Total
                                                   ------------------------------------------------------------------------------
 Long-term debt and capital lease obligations         34,905      3,130    71,544    134,255     1,354      227,634      472,822
 Operating lease commitments                           9,383      7,801     6,424      4,420     2,764        2,727       33,519
                                                   ------------------------------------------------------------------------------
 Total contractual cash obligations                   44,288     10,931    77,968    138,675     4,118      230,361      506,341
                                                   ------------------------------------------------------------------------------

     We have entered into standby letter of credit arrangements with insurance companies and others, primarily relating to the guarantee of future performance on certain contracts. At June 30, 2002, we had contingent liabilities of $18.0 million on commitments related to outstanding letters of credit.

     In addition, the Company has $17.8 million classified as other long-term liabilities, which do not have specific payment terms or other similar contractual arrangements.

     At June 30, 2002, we have $282.5 million of federal income tax loss carryforwards expiring 2010 through 2022, and $3.2 million of unused alternative minimum tax credit carryforward that does not expire. These federal income tax loss carryforwards may be reduced by adjustments during the income tax audits of 1995 through 2002, which have not commenced. As the periods of assessment for 1995 to 1998 have expired, additional tax may be collected from us only for 1999 to 2002. Nonetheless, the tax losses of $68.3 million arising in 1995, 1997, and 1998 may still be reduced for determining the proper amount of net operating loss available to be carried forward to years after 1998. The gain we reported between 1995 and 2002, for federal income tax, may be significantly increased if our tax positions are not sustained with respect to the sales of several businesses; and the repayment with property, of debt under a bank credit agreement in which both we and our subsidiaries were liable, is not treated as tax free under Section 361 of the Internal Revenue Code of 1986, as amended. If all of these adjustments were made for 1995 to 2002, the federal income tax loss carryforwards would be substantially reduced, and we may be required to pay additional tax and interest of up to $54 million, which has already been provided. The amount of additional tax and interest to be paid by the Company depends on the amount of income tax audit adjustments, which are made and sustained for 1995 to 2002. These adjustments, if any, would be made at a future date, which is presently uncertain, and therefore we cannot predict the timing of cash outflows. To the extent a favorable final determination of the recorded tax liabilities occurs, appropriate adjustments will be made to decrease the recorded tax liability in the year such favorable determination will occur. It is presently uncertain when a final determination will occur since no Internal Revenue Service audits of 1995 to 2002 have commenced.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations". This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of a long-lived asset, except for certain obligations of leases. This statement is effective for fiscal years beginning after June 15, 2002.

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which supersedes SFAS No. 121. Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 applies to long-lived assets to be held and used or to be disposed of, including assets under capital leases of lessees; assets subject to operating leases of lessors; and prepaid assets. SFAS 144 also expands the scope of a discontinued operation to include a component of an entity, and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for our fiscal year beginning on July 1, 2002. Accordingly, we have accounted for the sale of our fastener business as a discontinued operation as of December 3, 2002, the date of the sale.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002". SFAS No. 145 eliminates the requirement to report material gains or losses from debt extinguishments as an extraordinary item, net of tax, in an entity's statement of earnings. SFAS No. 145 instead requires that a gain or loss recognized from a debt extinguishment be classified as an extraordinary item only when the extinguishment meets the criteria of both "unusual in nature" and "infrequent in occurrence" as prescribed under Accounting Principles Bulletin No. 30, "Reporting the Result of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement is effective for our fiscal year beginning on July 1, 2002.

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard requires costs associated with exit or disposal activities to be recognized when they are incurred and applies prospectively to such activities initiated after December 31, 2002.

     On December 31, 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". Statement 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition to Statement 123's fair value method of accounting for stock-based employee compensation. Statement 148 also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend Statement 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of Statement 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of Statement 123 or the intrinsic value method of Opinion 25. We are currently accounting for stock options using the intrinsic value method of Opinion 25. Under the intrinsic value method, compensation expense is not recognized in the income statement, but the effects are disclosed. Previous to Statement 148, the disclosure was required only on annual financial statements. Beginning with our fiscal 2003 third quarter 10-Q, the disclosures will also be required quarterly.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      In fiscal 1998, we entered into a ten-year interest rate swap agreement to reduce our cash flow exposure to increases in interest rates on variable rate debt. The ten-year interest rate swap agreement provides us with interest rate protection on $100 million of variable rate debt, with interest being calculated based on a fixed LIBOR rate of 6.24% to February 17, 2003. On February 17, 2003, the bank, with which we entered into the interest rate swap agreement, did not exercise a one-time option to cancel the agreement; and accordingly the transaction will proceed at a fixed LIBOR rate of 6.745% from February 17, 2003 to February 19, 2008.

     We did not elect to pursue hedge accounting for the interest rate swap agreement, which was executed to provide an economic hedge against cash flow variability on the floating rate note. When evaluating the impact of SFAS No. 133 on this hedge relationship, we assessed the key characteristics of the interest rate swap agreement and the note. Based on this assessment, we determined that the hedging relationship would not be highly effective. The ineffectiveness is caused by the existence of the embedded written call option in the interest rate swap agreement, and the absence of a mirror option in the hedged item. As such, pursuant to SFAS No. 133, we designated the interest rate swap agreement in the no hedging designation category. Accordingly, we have recognized a non-cash decrease in fair market value of interest rate derivatives of $4.6 million and $5.6 million in 2002 and 2001, respectively, as a result of the fair market value adjustment for our interest rate swap agreement.

     The fair market value adjustment of these agreements will generally fluctuate based on the implied forward interest rate curve for 3-month LIBOR. If the implied forward interest rate curve decreases, the fair market value of the interest hedge contract will increase and we will record an additional charge. If the implied forward interest rate curve increases, the fair market value of the interest hedge contract will decrease, and we will record income.

     In March 2000, the Company issued a floating rate note with a principal amount of $30,750,000. Embedded within the promissory note agreement is an interest rate cap. The embedded interest rate cap limits to 8.125%, the 1-month LIBOR interest rate that we must pay on the note. At execution of the promissory note, the strike rate of the embedded interest rate cap of 8.125% was above the 1-month LIBOR rate of 6.61%. Under SFAS 133, the embedded interest rate cap is considered to be clearly and closely related to the debt of the host contract and is not required to be separated and accounted for separately from the host contract. In fiscal 2001, we accounted for the hybrid contract, comprised of the variable rate note and the embedded interest rate cap, as a single debt instrument.

     The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, which include interest rate swaps. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

(In thousands)
Expected Fiscal Year Maturity Date                               2003                               2008
                                                  ----------------------------------------------------------------------
   Type of Interest Rate Contracts                        Interest Rate Cap                  Variable to Fixed
   Variable to Fixed                                           $30,750                            $100,000
   Fixed LIBOR rate                                              N/A                                6.24% (a)
   LIBOR cap rate                                               8.125%                              N/A
   Average floor rate                                            N/A                                N/A
   Weighted average forward LIBOR rate                          1.95%                              4.46%
   Fair Market Value at June 30, 2002                             $5                             $(10,989)

(a) - On February 17, 2003, the bank did not exercise a one-time option to cancel the agreement, and the transaction will proceed, using a fixed LIBOR rate of 6.745% from February 17, 2003 to February 19, 2008.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

     The term "disclosure controls and procedures" is defined in Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. These rules refer to the controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within required time periods. Our Chief Executive Officer and our Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures as of a date within 90 days before the filing of this quarterly report, which we refer to as the Evaluation Date. They have concluded that, as of the Evaluation Date, such controls and procedures were effective at ensuring that the required information was disclosed on a timely basis in our reports filed under the Exchange Act.

Changes in Internal Controls

     We maintain a system of internal accounting controls that are designed to provide reasonable assurance that our books and records accurately reflect our transactions and that our established policies and procedures are followed. For the quarter ended December 29, 2002, there were no significant changes to our internal controls or in other factors that could significantly affect our internal controls.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned, thereunto duly authorized.

                            THE FAIRCHILD CORPORATION



                                         By:  /s/ JOHN L. FLYNN
                                              John L. Flynn
                                              Chief Financial Officer, Treasurer
                                              and Senior Vice President, Tax





Date:  April 18, 2003